                              ERC INDUSTRIES, INC.
                            1441 Park Ten Boulevard
                              Houston, Texas 77084
                                 (281) 398-8901

                                                                          , 2000

Dear Stockholder:

   You are cordially invited to attend a special meeting of stockholders of ERC Industries, Inc., which will be held at the headquarters of Wood Group Pressure
Control, 1441 Park Ten Boulevard, Houston, Texas 77084, on               ,
2000, at        .m., Houston time.

   At the special meeting, we will ask you to vote on the merger of ERC and ERC Acquisition, Inc., a subsidiary of John Wood Group PLC. Wood Group currently owns 89.7% of our common stock, and, as a result of the merger, we will become 100% owned by Wood Group. In the merger, holders of common stock, other than Wood Group and any stockholder that perfects his or her appraisal rights under Delaware law, will receive $1.60 in cash for each share of common stock owned. The $1.60 per share price represents a 264% premium over the $0.44 per share closing price on November 17, 1999, the last full trading day before Wood Group first proposed to purchase the remaining shares of our common stock it does not already own.

   Because four of the six members of the Board of Directors are affiliates of Wood Group or employees of ERC and may therefore have a conflict of interest regarding the merger, the Board formed a Special Committee of independent directors to evaluate the fairness of the merger to the stockholders of ERC not associated with Wood Group. The Special Committee comprises Mr. Jorge E. Estrada and Mr. George Tilley, who are not employees or directors of Wood Group or employees of ERC and do not have any commercial relationship with Wood Group.

   The Special Committee received a written opinion from Schroder & Co. Inc., its financial advisor, that as of February 17, 2000, the $1.60 per share merger price was fair from a financial point of view to ERC's stockholders other than Wood Group. Schroders subsequently confirmed the opinion as of March 28, 2000. We have included a copy of that opinion as Appendix B to the accompanying proxy statement, and you should read it in its entirety.

   Your Board of Directors, acting on the recommendation of the Special Committee, has unanimously approved the merger agreement and the merger. In arriving at its decision, the Board gave careful consideration to a number of factors described in the accompanying proxy statement, including the opinion of Schroders. The Board believes that the merger is in the best interests of ERC stockholders and unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger.

   The merger agreement provides that the merger will occur only if a majority of the outstanding shares of our common stock not owned by Wood Group voting at the meeting votes to adopt the merger agreement. In addition, under Delaware law, the merger agreement must be adopted by the affirmative vote of at least a majority of the outstanding shares. Because Wood Group will vote for adoption of the merger agreement, satisfaction of this Delaware law requirement is assured.

   The attached Notice of Special Meeting of Stockholders and proxy statement explain the proposed merger and provide specific information about the special meeting. Please read these materials carefully. In addition, you may obtain information about us from documents that we have filed with the Securities and Exchange Commission, including the Schedule 13E-3 Transaction Statement.

   If you do not vote in favor of the merger agreement, you will have the right to dissent and to seek appraisal of the fair market value of your shares of common stock if the merger is consummated. To do so, however, you must properly perfect your appraisal rights under Delaware law in accordance with the procedures described beginning on page 29 of the accompanying proxy statement.

   Whether or not you plan to attend the special meeting, I urge you to complete, sign and promptly return the enclosed proxy card to ensure that your shares will be voted at the special meeting. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and any other matters to be voted upon at the special meeting. You may revoke your proxy at any time before it is voted by submitting to our corporate secretary a written revocation or a proxy bearing a later date, or by attending the special meeting and giving oral notice of your intention to vote in person. Attendance at the special meeting by a stockholder who has executed and delivered a proxy to ERC will not, however, in and of itself constitute a revocation of such proxy.

   On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval and adoption of the merger agreement and the merger.

                                          Sincerely,

                                          /s/ Wendell R. Brooks
                                          Wendell R. Brooks
                                          Chairman and Chief Executive Officer

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the disclosure in the document. Any representation to the contrary is a criminal offense.


This proxy statement and the accompanying form of proxy are first being mailed
to stockholders on or about             , 2000.

                              ERC INDUSTRIES, INC.
                            1441 Park Ten Boulevard
                              Houston, Texas 77084
                                 (281) 398-8901

                   Notice of Special Meeting of Stockholders
                          To Be Held           , 2000

To the Stockholders of
ERC Industries, Inc.:

   Notice is hereby given that a Special Meeting of the Stockholders of ERC Industries, Inc., a Delaware corporation, will be held at the headquarters of Wood Group Pressure Control, 1441 Park Ten Boulevard, Houston, Texas 77084, on
              , 2000, at        .m., Houston time, for the following purposes:

  . To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 29, 2000, by and among ERC Industries, Inc., John Wood Group PLC and ERC Acquisition, Inc., a wholly owned subsidiary of Wood Group, and the transactions contemplated thereby. In the merger, ERC Acquisition will be merged with and into ERC, with ERC surviving as a wholly owned subsidiary of Wood Group. Each share of ERC common stock outstanding, other than shares held by Wood Group or by any stockholder that perfects his or her appraisal rights under Delaware law, will be converted into the right to receive $1.60 in cash. The merger agreement is more fully described in the accompanying proxy statement and is attached to this document as Appendix A.

  . To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   Only stockholders of record at the close of business on             , 2000
are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. A list of those stockholders will be available for examination for proper purposes during ordinary business hours at the offices of ERC at 1441 Park Ten Boulevard, Houston, Texas 77084, for the 10-day period before the special meeting.

   A proxy statement containing a detailed description of the matters to be considered at the special meeting accompanies this notice.

   You are invited to attend the meeting in person. Whether or not you plan to attend the meeting personally, please complete, sign and date the enclosed proxy and return it as soon as possible in the enclosed postage prepaid envelope provided. You may revoke your proxy any time prior to its exercise, and you may attend the meeting and vote in person, even if you have previously returned your proxy.

                                          By order of the Board of Directors,

                                          /s/ Wendell R. Brooks
                                          Wendell R. Brooks
                                          Chairman and Chief Executive Officer

Houston, Texas
     , 2000

                              SUMMARY TERM SHEET

   The following summarizes the most material terms of our merger with ERC Acquisition, Inc., but does not contain all information that may be important to consider when evaluating the merits of the merger agreement and the merger. We encourage you to read this proxy statement and the documents we have incorporated by reference in their entirety before voting.

 . John Wood Group PLC currently owns 89.7% of the outstanding shares of our common stock. Wood Group proposes to acquire all the shares it does not own for $1.60 per share in cash.

 . This is a "going-private" transaction. As a result of the merger:

  . Wood Group will own the entire equity interest in us

  . you will no longer have any interest in our future earnings or growth

  . we will no longer be a public company

  . our common stock will no longer be traded on the over-the-counter market

  Please read "Special Factors--Certain Effects of the Merger" on page 19.

 . A Special Committee of independent directors has determined that the merger is fair to and in the best interest of our stockholders other than Wood Group and has recommended to the full Board that the merger be approved. Please read "Special Factors--Recommendation of the Special Committee and Board of Directors; Fairness of the Merger" beginning on page 8.

 . The Special Committee received a written opinion from Schroder & Co. Inc., its financial advisor, that as of February 17, 2000, the $1.60 per share merger price was fair from a financial point of view to our stockholders other than Wood Group. Schroders subsequently confirmed the opinion as of March 28, 2000. Please read "Special Factors--Opinion of Financial Advisor to the Special Committee" on page 11.

 . Acting on the recommendation of the Special Committee, the Board of Directors has unanimously approved the merger agreement and the merger and recommends that you vote to approve the merger. Please read "Special Factors--Recommendation of the Special Committee and Board of Directors; Fairness of the Merger" beginning on page 8.

 . The merger agreement and the merger must be approved by a majority of the outstanding shares of our common stock not owned by Wood Group voting at the special meeting. Please read "Information Concerning the Special Meeting-- Required Vote; Effect of Abstentions and Non-Votes" on page 5 and "The Merger Agreement--Conditions to the Merger-- Conditions to Each Party's Obligation" on page 26.

 . In addition, under Delaware law, adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock. Because Wood Group will vote for adoption, satisfaction of this Delaware law requirement is assured. Please read "Information Concerning the Special Meeting--Required Vote; Effect of Abstentions and Non-Votes" on page 5.

 . Delaware law entitles stockholders who do not vote in favor of the merger and who fulfill other procedural requirements to a judicial appraisal of the fair value of their shares. Please read "Dissenters Rights of Appraisal" on page 29.

 . Your receipt of cash in the merger generally will be a taxable transaction to you. Please read "Special Factors--Federal Income Tax Consequences of the Merger" on page 22.

                               TABLE OF CONTENTS

SUMMARY....................................................................   1

INFORMATION CONCERNING THE SPECIAL MEETING.................................   5
  Time, Place, Date........................................................   5
  Purpose of the Special Meeting...........................................   5
  Record Date; Voting at the Meeting; Quorum...............................   5
  Required Vote; Effect of Abstentions and Non-Votes.......................   5
  Action to Be Taken under the Proxy.......................................   6
  Proxy Solicitation.......................................................   6

SPECIAL FACTORS............................................................   7
  Background of the Merger.................................................   7
  Recommendation of the Special Committee and Board of Directors; Fairness
   of the Merger...........................................................   8
  Wood Group's Purpose and Reason for the Merger...........................  10
  Opinion of Financial Advisor to the Special Committee....................  11
  Certain Effects of the Merger............................................  19
  Plans for the Company after the Merger...................................  20
  Conduct of the Business of ERC If the Merger Is Not Consummated..........  21
  Interests of Certain Persons in the Merger; Certain Relationships........  21
  Accounting Treatment.....................................................  21
  Financing of the Merger..................................................  21
  Regulatory Requirements..................................................  22
  Federal Income Tax Consequences of the Merger............................  22
  Fees and Expenses........................................................  23
  Provisions for Unaffiliated Security Holders.............................  23

THE PARTIES................................................................  23
  ERC Industries, Inc......................................................  23
  ERC Acquisition, Inc.....................................................  23
  John Wood Group PLC......................................................  24

THE MERGER AGREEMENT.......................................................  24
  The Merger...............................................................  24
  Procedures for Exchange of Certificates..................................  25
  Representations and Warranties...........................................  25
  Covenants................................................................  26
  Conditions to the Merger.................................................  26
  Amendment and Waiver.....................................................  28
  Termination..............................................................  28
  Expenses.................................................................  29

DISSENTERS RIGHTS OF APPRAISAL.............................................  29

SUMMARY CONSOLIDATED FINANCIAL DATA OF ERC.................................  32

CERTAIN RELATIONSHIPS AND TRANSACTIONS.....................................  33
  Lines of Credit..........................................................  33
  Management Support Fees..................................................  33
  Pressure Control Acquisition.............................................  33
  Other Registration Rights Agreements.....................................  34

MARKET FOR THE COMMON STOCK................................................  35
  Common Stock Market Price Information; Dividend Information..............  35
  Common Stock Purchase Information........................................  35

SECURITIES OWNERSHIP.......................................................  36

MANAGEMENT..................................................................  37
  Directors and Executive Officers of ERC...................................  37
  Directors and Executive Officers of ERC Acquisition.......................  38
  Executive and Nonexecutive Directors of Wood Group........................  39

INDEPENDENT ACCOUNTANTS.....................................................  40

STOCKHOLDER PROPOSALS.......................................................  40

WHERE YOU CAN FIND MORE INFORMATION.........................................  40

OTHER BUSINESS..............................................................  41

APPENDIX A AGREEMENT AND PLAN OF MERGER
APPENDIX B OPINION OF SCHRODER & CO. INC.
APPENDIX C SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                                    SUMMARY

   This summary highlights information from this proxy statement, but does not contain all information that may be important to consider when evaluating the merits of the merger agreement and the merger. We encourage you to read this proxy statement and the documents we have incorporated by reference in their entirety before voting. The actual terms and conditions of the merger are contained in the merger agreement, which we have attached to this proxy statement as Appendix A.

The Merger (Page 24)

   ERC Industries, Inc. and John Wood Group PLC, the holder of 89.7% of the outstanding shares of ERC common stock, are proposing that Wood Group acquire the remaining stock of ERC by means of a merger. In the merger, ERC Acquisition, Inc., a wholly owned subsidiary of Wood Group, would merge into ERC. As a result of the merger, Wood Group will acquire the entire equity interest in ERC, and ERC's public stockholders will receive $1.60 in cash for each share they own.

Date, Time and Place of the Special Meeting (Page 5)

   The special meeting to vote on the merger will be held on           , 2000,
at the headquarters of Wood Group Pressure Control, 1441 Park Ten Boulevard,
Houston, Texas 77084, at        .m., Houston time.

Purposes of the Special Meeting (Page 5)

   At the special meeting, stockholders of ERC will be asked:

  . to consider and vote upon a proposal to approve and adopt the merger agreement and the merger and

  . to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof

Voting (Page 5)

   The Board of Directors has set the close of business on               , 2000
as the record date for determining stockholders entitled to notice of and to vote at the special meeting. At the special meeting, each share of common stock
will be entitled to one vote. As of the record date, there were          shares
of common stock outstanding and entitled to vote. As of such date, there were
approximately     holders of record.

   Any proxy given by a stockholder may be revoked by the stockholder at any time before it is voted by delivering a written notice of revocation to the Secretary of ERC, by executing and delivering a later-dated proxy or by attending the meeting and giving oral notice of the stockholder's intention to vote in person. However, attendance at the special meeting by a stockholder who has executed and delivered a proxy to ERC will not in and of itself constitute a revocation of such proxy.

   A broker holding shares in "street name" on behalf of a stockholder will vote those shares only if that stockholder provides written instructions on how to vote. The stockholder should follow the directions provided by the broker regarding how to instruct the broker to vote those shares.

   Unless contrary instructions are indicated on the proxy, all shares of common stock represented by valid proxies will be voted for the approval and adoption of the merger agreement and the merger and, as to any other proposal that may properly come before the meeting, in the best judgment of the persons named in the enclosed form of proxy.

   Stockholders are requested to sign and mail their proxy card in the enclosed return envelope as soon as possible so that their shares can be represented at the meeting. Stockholders should not send in their stock certificates now. If the merger is completed, written instructions for exchanging stock certificates for the merger consideration will be sent.

Required Vote (Page 5)

   The merger agreement requires that the merger be approved by the affirmative vote of a majority of the shares of ERC common stock not held by Wood Group voting at the special meeting. In addition, under Delaware law, adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of common stock. Wood

Group, which owns a majority of the outstanding shares, will vote in favor of the proposal. Accordingly, satisfaction of this Delaware law requirement is assured.

What You Will Receive in the Merger (Page 24)

   Each holder of common stock (other than Wood Group or any stockholder that properly perfects his or her appraisal rights under Delaware law) will receive $1.60 per share in cash. The $1.60 per share price represents a 264% premium over the $0.44 per share closing price on November 17, 1999, the last full trading day before Wood Group first proposed to purchase the remaining shares of common stock it does not already own.

Background of the Merger; Purpose and Reasons for the Merger (Page 7)

   In December 1992, Wood Group acquired 6.5 million shares of ERC common stock from ERC's then-largest stockholder and other stockholders to obtain a significant equity interest in ERC of approximately 47.2%. Over the next several years, Wood Group continued to evaluate its investment in ERC and made additional open-market and privately negotiated purchases of such stock. Currently, Wood Group owns 27.5 million shares of ERC common stock, or 89.7% of the outstanding shares.

   Wood Group's purpose for engaging in the merger is to acquire 100% of the ownership of ERC in a transaction in which ERC stockholders other than Wood Group would have their equity interest in ERC extinguished in exchange for cash in the amount of $1.60 per share.

   Wood Group believes that such an acquisition is an attractive investment opportunity at this time based upon, among other things, the past performance of ERC and its future business prospects. The determination to proceed with the acquisition at this time also would, in the view of Wood Group, afford ERC's stockholders an opportunity to dispose of their shares at a significant premium over recent market prices. In addition, Wood Group noted that causing ERC to be closely held, and therefore no longer required to file periodic reports with the Securities and Exchange Commission, would:

  . enable management to focus on the creation of long-term value, rather than being subject to the pressures associated with the reporting of quarterly earnings

  . provide Wood Group with flexibility in dealing with the assets of ERC and

  . reduce costs associated with ERC's obligations and reporting requirements under the securities laws

The Special Committee (Page 7)

   Because four of the six members of the ERC Board of Directors are affiliates of Wood Group or employees of ERC and may therefore have a conflict of interest regarding the merger, the Board formed a Special Committee of independent directors to evaluate the fairness of the merger to the stockholders of ERC not associated with Wood Group. The Special Committee comprises Jorge E. Estrada and George Tilley, who are not employees or directors of Wood Group or employees of ERC and do not have any commercial relationships with Wood Group.

Opinion of Schroder & Co. Inc. (Page 11)

   The Special Committee retained Schroder & Co. Inc. as its financial advisor in connection with its evaluation of the merger. On February 17, 2000, Schroders delivered to the Special Committee its opinion that, as of that date and based upon and subject to the various limitations, qualifications and assumptions stated in the opinion, the merger consideration of $1.60 per share of common stock to be received by ERC's stockholders other than Wood Group in connection with the merger is fair to them from a financial point of view. Schroders subsequently confirmed the opinion as of March 28, 2000. A copy of Schroders' written opinion, which describes the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is included as Appendix B to this proxy statement. You should read Schroders' opinion carefully and in its entirety.

Recommendation of the Board of Directors (Page 9)

   The Board of Directors, taking into account the recommendation of the Special Committee and the opinion of Schroders, has determined that the terms of the merger agreement are fair to, and in the best interests of, ERC and its stockholders, has declared its advisability and unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger.

Conflicts of Interest (Page 21)

   In considering the recommendation of the Board of Directors with respect to the merger, you should be aware of certain inherent conflicts of interest. Wood Group currently owns 89.7% of the outstanding common stock, and four of the directors of ERC are affiliates of Wood Group or employees of ERC. In addition, some officers and directors of ERC may have interests in the merger that may be different from, or in addition to, those of ERC's stockholders generally.

Effects of the Merger (Page 19)

   Following the merger, the public stockholders will receive the merger consideration of $1.60 in cash in exchange for each share of common stock they own. As a result, Wood Group will own the entire equity interest of ERC. It is expected that, immediately following the merger, the business and operations of ERC will be continued by ERC, as the surviving company in the merger, substantially as they are currently being conducted. However, ERC and Wood Group will continue to evaluate ERC's business and operations after the consummation of the merger and make changes as are deemed appropriate from time to time.

   Following the merger, Wood Group will be the sole beneficiary of any future earnings and growth of ERC, and the public stockholders will no longer benefit from any increase in the value of ERC. On the other hand, the public stockholders will no longer bear the risk of any decrease in the value of ERC.

   As a result of the merger:

  . the common stock will cease to be traded on the over-the-counter market

  . there will be no public market for the common stock and

  . ERC will terminate registration of its common stock under the Securities
    Exchange Act of 1934

Conditions to the Merger (Page 26)

   Consummation of the merger is subject to various conditions, including:

  . the approval and adoption of the merger agreement and the merger by the affirmative vote of holders of a majority of the outstanding shares of common stock, other than Wood Group, entitled to vote on the matter and voting at the special meeting

  . the absence of any court decree, order or injunction prohibiting the merger or any governmental statute, rule or regulation prohibiting the merger or making it unlawful

  . the absence of any event or occurrence having or likely to have a material adverse effect on ERC's business or financial condition or on ERC's or Wood Group's ability to complete the merger or fulfill the conditions to closing of the merger

  . the fairness opinion of Schroders not having been withdrawn

Termination of the Merger Agreement (Page 28)

   Wood Group and ERC may terminate the merger agreement by mutual written consent. In addition, either Wood Group or ERC may terminate the merger agreement if:

  . ERC's stockholders fail to approve and adopt the merger agreement and the merger or

  . a court or governmental order, ruling or other action permanently prohibits the merger

   Wood Group may terminate the agreement if:

  . ERC's Board of Directors or the Special Committee withdraws or materially modifies its approval or recommendation of the merger or

  . ERC materially breaches any representation, warranty, covenant or agreement that would give rise to a failure of a condition to the merger and such breach is not curable or is not cured within 30 days after receipt of notice of such breach

   ERC may terminate the agreement if Wood Group materially breaches any representation, warranty, covenant or agreement that would give rise to a failure of a condition to the merger and such breach is not curable or is not cured within 30 days after receipt of notice of such breach.

   In each of these cases, ERC may terminate the merger agreement only if authorized by the Special Committee.

Appraisal Rights (Page 29)

   Any stockholder who does not wish to accept the merger consideration has the right under Section 262 of Delaware General Corporation Law to have the "fair value" of his or her shares of common stock determined by the Delaware Court of Chancery. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, to exercise appraisal rights:

  . the stockholder must not vote in favor of the merger agreement and the merger

  . the stockholder must make a written demand for appraisal before the vote on the merger agreement and the merger in accordance with the Delaware General Corporation Law

  . the stockholder must have been a record owner of shares of common stock on the date of the demand for appraisal and continue to own them through the effective time of the merger and

  . the stockholder, or another stockholder who has perfected his right of appraisal, or ERC, must have filed an action in the Delaware Court of Chancery within 120 days after the effective time of the merger seeking an appraisal of dissenting shares. ERC does not intend to file such a suit.

   Merely voting against the merger agreement and the merger will not protect your right of appraisal. Appendix C to this proxy statement contains Section 262 of the Delaware General Corporation Law regarding appraisal rights.

Federal Income Tax Consequences (Page 22)

   The receipt of the merger consideration will be a taxable transaction to the public stockholders for U.S. federal income tax purposes under the Internal Revenue Code and may be a taxable transaction for foreign, state and local income tax purposes as well. For U.S. federal income tax purposes, the public stockholders will recognize gain or loss measured by the difference between the amount of cash they receive and their tax basis in the shares of common stock exchanged for the merger consideration. Public stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger, as well as any tax consequences under state, local or foreign laws.

Financing and Expenses of the Merger (Page 21)

   At the closing of the merger, the public stockholders will be paid an aggregate purchase price of approximately $5.1 million for their shares of common stock, assuming that no public stockholders exercise and perfect their Delaware appraisal rights in connection with the merger. In addition, Wood Group will require approximately $400,000 to pay the expenses and costs related to the transaction. Wood Group expects that the funds used to pay the aggregate merger consideration and those costs and expenses will come from its working capital.

Accounting Treatment (Page 21)

   The cost of purchasing the common stock from stockholders other than Wood Group will be accounted for as a treasury stock transaction by ERC, the surviving company, since the merger will not constitute a change of control under generally accepted accounting principles. This means that the historical cost basis of ERC's assets and liabilities will be carried forward with the aggregate cost, including expenses, of such treasury stock purchase being accounted for as a charge to stockholders' equity.

                   INFORMATION CONCERNING THE SPECIAL MEETING

Time, Place, Date

   This proxy statement is furnished to stockholders of ERC in connection with the solicitation of proxies on behalf of the Board of Directors of ERC for use
at the special meeting to be held on              , 2000 at the time and place
specified in the attached Notice of Special Meeting, or at any adjournments or postponements thereof.

Purpose of the Special Meeting

   At the special meeting, the stockholders of ERC will be asked to consider and vote upon the approval and adoption of the merger agreement and the merger.

   Acting on the recommendation of the Special Committee, the Board of Directors of ERC has unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, ERC's stockholders other than Wood Group, has unanimously approved the merger agreement and the merger and unanimously recommends that stockholders vote "FOR" approval and adoption of the merger agreement and the merger.

Record Date; Voting at the Meeting; Quorum

   Acting under authority granted to it by the Board of Directors, the Special
Committee has fixed the close of business on           , 2000 as the record
date for the determination of the ERC stockholders entitled to receive notice of and to vote at the special meeting. As of the close of business on the
record date, ERC had outstanding          shares of common stock held of record
by approximately       registered holders. Wood Group beneficially owns
27,537,702 shares of ERC's common stock, representing 89.7% of the outstanding shares. Each outstanding share of common stock is entitled to one vote on all matters coming before the special meeting. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the meeting.

Required Vote; Effect of Abstentions and Non-Votes

   Wood Group and ERC have agreed in the merger agreement that it is a condition to consummation of the merger that the merger agreement and the merger be approved and adopted by the holders of a majority of the shares of ERC common stock not owned, directly or indirectly, by Wood Group that are entitled to vote thereon and that are voting for or against the matter in person or by proxy at the special meeting (the "Independent Vote Condition"). In addition, under Delaware law, the merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of ERC common stock (the "Delaware Vote Requirement"). Wood Group owns a majority of the outstanding shares and will vote in favor of the merger agreement. Accordingly, the Delaware Vote Requirement will be satisfied.

   The inspectors of election will treat shares of ERC common stock represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the special meeting and for purposes of determining the outcome of any question submitted to the stockholders for a vote. The inspectors of election will treat "broker non-votes" (i.e., shares held by brokers that are represented at a meeting but with respect to which the broker does not have discretionary authority to vote) as shares that are present and entitled to vote for purposes of establishing a quorum. For purposes of determining the outcome of any question as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, these shares will be treated as not present and not entitled to vote with respect to that question, even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other questions. Accordingly, abstentions and broker non-votes will have the same effect as votes against the approval and adoption of the merger agreement for purposes of the Delaware Vote Requirement. Abstentions and broker non-votes will not, however, be treated as voting for or against the matter in connection with the Independent Vote Condition.

   As of the record date, no shares of ERC common stock were beneficially owned by directors and executive officers of ERC and their affiliates.

Action to Be Taken under the Proxy

   The enclosed proxy is solicited on behalf of ERC's Board of Directors. The giving of a proxy does not preclude the right to vote in person if any stockholder giving the proxy so desires. Stockholders have an unconditional right to revoke their proxy at any time prior to its exercise, either by filing with ERC's Secretary at ERC's principal executive offices a written revocation or a duly executed proxy bearing a later date or by voting in person at the special meeting. Attendance at the special meeting without casting a ballot will not, by itself, constitute revocation of a proxy.

   All shares of common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, unless previously revoked, will be voted at the special meeting in accordance with the instructions on the proxies. Unless contrary instructions are indicated, proxies will be voted FOR the approval and adoption of the merger agreement and the merger. As explained below in the section entitled "Dissenters Rights of Appraisal," a vote in favor of the merger agreement means that the stockholder owning those shares will not have the right to dissent and seek appraisal of the fair market value of the shares. ERC does not know of any matters, other than as described in the Notice of Special Meeting, which are to come before the special meeting. If any other matters are properly presented at the special meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. If any other matters are properly presented at the special meeting for action, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, the persons named in the proxies will not use their discretionary authority to use proxies voting against the merger to vote in favor of adjournment or postponement of the special meeting.

Proxy Solicitation

   The cost of preparing, assembling and mailing this proxy statement, the Notice of Special Meeting and the enclosed form of proxy will be borne by ERC. ERC is requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy material to their principals and request authority for the execution of proxies. ERC may reimburse such persons for their expenses in so doing. In addition to the solicitation of proxies by mail, the directors, officers and employees of ERC and its subsidiaries may solicit proxies by telephone, facsimile, telegram or in person. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred.

   No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized.

   If the merger agreement is approved and adopted and the merger is consummated, holders of ERC common stock will be sent instructions regarding the surrender of their certificates representing shares of common stock. Holders should not send their stock certificates until they receive these instructions.

                                SPECIAL FACTORS

Background of the Merger

   In December 1992, Wood Group acquired 6.5 million shares of ERC common stock from Quantum Fund, N.V., ERC's then-largest stockholder, and other stockholders to obtain a significant equity interest in ERC of approximately 47.2%. In March 1996, Wood Group exercised its option to purchase an additional 780,000 shares from Quantum, which increased its equity ownership to approximately 52.8%. Over the next several years, Wood Group continued to evaluate its investment in ERC and made additional open-market and privately negotiated purchases of such stock. Most recently, in May 1999 Wood Group acquired 1.4 million shares of common stock and 1.9 million shares of convertible preferred stock (which was converted in February 2000 into an equal number of shares of common stock) in connection with its sale to ERC of Wood Group Pressure Control Holding Limited. Please read "Certain Relationships and Transactions--Pressure Control Acquisition." Currently, Wood Group owns 27.5 million shares of ERC common stock, or 89.7% of the outstanding shares.

   After an evaluation of ERC's past performance and future prospects in light of its historical stock price, on November 18, 1999, by letter to ERC's Board of Directors, Wood Group proposed to acquire the outstanding shares of ERC common stock it did not own for $1.50 per share. The proposed transaction would be structured as a merger of ERC and a wholly owned subsidiary of Wood Group and would be subject to two principal conditions: (1) the approval of a special committee of ERC's Board of Directors consisting solely of directors not affiliated with Wood Group and (2) the approval of a majority of the shares of ERC common stock held by stockholders other than Wood Group that are voting at the special meeting called for that purpose. Wood Group attached to the letter a proposed form of merger agreement. On November 22, 1999, Wood Group filed with the SEC an amendment to its Schedule 13D with respect to, and ERC issued a press release announcing its receipt of, the proposal.

   On November 24, 1999, ERC's Board of Directors appointed the Special Committee, consisting of ERC directors Jorge E. Estrada and George Tilley, to negotiate with Wood Group on behalf of ERC's stockholders other than Wood Group, to determine the advisability of the proposed transaction and its fairness to such stockholders and to make a recommendation to the full Board with respect to the transaction. Messrs. Estrada and Tilley were the only members of ERC's Board of Directors who neither were employees of ERC or directors or employees of Wood Group nor had financial relationships with Wood Group. In addition, each of these directors had previously served on a special committee in connection with other transactions between ERC and Wood Group.

   Following its appointment, the Special Committee retained the Houston law firm of Bracewell & Patterson, L.L.P. to serve as its counsel. The Special Committee retained that law firm because of its expertise relating to corporate and securities law matters and because the firm had not previously represented either ERC or Wood Group.

   The Committee also contacted several investment banks to discuss their interest in serving as financial advisor to the Special Committee. On January 19, 2000, the Special Committee met with Schroder & Co. Inc. to discuss the proposal. After that meeting, Schroders met with ERC management to discuss certain due diligence items. On January 20, 2000, the Special Committee retained Schroders as its financial advisor because of its experience in advising special committees, its background and experience in the oil service business and its lack of conflicts of interest. Schroders also had represented ERC in connection with other transactions between ERC and Wood Group.

   Counsel representing the Special Committee, ERC and Wood Group met on January 27, 2000 to discuss the proposed form of merger agreement that had been prepared by counsel for Wood Group and attached to the initial proposal letter.

   On February 14, 2000, the Special Committee met with its counsel and financial advisor to discuss the proposed offer of $1.50 per share offered by Wood Group.

   On February 15, 2000, the Special Committee and its counsel met by telephone with Wood Group and its counsel to discuss the proposed $1.50 per share offer. At that meeting, the Special Committee negotiated with Wood Group to increase its offer. Wood Group indicated that although it considered its initial offer to be a fair valuation of ERC, it would consider such an increase. On February 17, 2000, Wood Group indicated to the Special Committee that it would increase its offer to $1.60 per share.

   On February 22, 2000, the Special Committee reviewed with its counsel and Schroders the terms of the proposed merger agreement that had been negotiated by counsel representing the Special Committee, ERC and Wood Group. At the Special Committee meeting, Schroders delivered its opinion that, as of February 17, 2000, the proposed merger consideration of $1.60 per share was fair, from a financial point of view, to ERC stockholders other than Wood Group.

   On March 10, 2000, Wendell Brooks, ERC's Chairman, and Iain Murray, ERC's Secretary, together with counsel for ERC, met with one of ERC's stockholders to discuss the proposed merger. The stockholder made a presentation to Messrs. Brooks and Murray regarding the consideration to be paid to stockholders as well as the timing of the offer. As part of his presentation, the stockholder presented certain comparative financial information for review by the Special Committee. On March 16, 1999, George Tilley, on behalf of the Special Committee, together with counsel for the Special Committee, initiated a telephone conference with the stockholder and reviewed with him the financial data he provided.

   On March 29, 2000, the Special Committee approved the $1.60 price and other terms and provisions of the proposed merger agreement and found such price and terms and provisions to be fair to and in the best interest of ERC and its stockholders other than Wood Group, and determined to recommend that the full Board of Directors approve the proposed merger agreement. At the Special Committee meeting, Schroders confirmed its opinion dated February 17, 2000 that, as of March 28, 2000, the proposed merger consideration of $1.60 per share was fair, from a financial point of view, to ERC stockholders other than Wood Group.

   A special meeting of the Board of Directors was held immediately following the Special Committee meeting to consider the proposed merger agreement. All directors were present (in person or by telephone) at the meeting. The Special Committee reported to the Board of Directors that it had concluded, and so advised and recommended to the Board, that the terms of the merger agreement be approved and that the Board of Directors declare its advisability. After the Special Committee's recommendation, the Board determined that the terms of the merger agreement were fair to, and in the best interests of, ERC and its stockholders other than Wood Group. The merger agreement was executed, and its execution was announced, on March 29, 2000.

Recommendation of the Special Committee and Board of Directors; Fairness of the Merger

   On March 29, 2000, the Special Committee determined that the merger and the terms and provisions of the merger agreement are fair to and in the best interest of ERC and its stockholders other than Wood Group, and recommended to the Board of Directors of ERC that it approve the merger agreement.

   At a special meeting held on March 29, 2000, at which all directors of ERC were present, the Board of Directors of ERC considered the recommendation of the Special Committee and unanimously concluded that the terms and provisions of the merger agreement and the merger are fair to and in the best interest of ERC and its stockholders other than Wood Group, approved the merger agreement and declared its advisability, and recommended that the stockholders approve and adopt the merger agreement.

  Special Committee

   The Special Committee unanimously approved the merger agreement, believes that the merger is fair to and in the best interests of the stockholders of ERC (other than Wood Group) and unanimously recommends approval and adoption of the merger agreement by the ERC stockholders at the special meeting. In reaching these conclusions, the Special Committee considered the following positive factors:

  . The belief that the $1.60 per share merger consideration is attractive in light of ERC's current financial performance, profitability and growth prospects

  . The substantial equity premiums implied by the $1.60 per share merger consideration of 264%, 264% and 132% over ERC's stock prices one day, one week and four weeks, respectively, prior to the initial announcement of Wood Group's proposal on November 22, 1999

  . The ranges of implied equity values for ERC's stock derived pursuant to the four valuation methodologies employed by Schroders in analyzing ERC for purposes of its fairness opinion

  . The Special Committee's negotiations with Wood Group, which resulted in an increase in the merger consideration from $1.50 to $1.60 per share

  . The requirement that the merger be approved by a majority of the shares voting at the special meeting other than those owned by Wood Group

  . The composition of the membership of the Special Committee and its empowerment by ERC and Wood Group to retain legal counsel and investment bankers selected by it

  . The availability of appraisal rights under Delaware law for stockholders of ERC who believe that the terms of the merger are unfair, which rights are described under "Dissenters Rights of Appraisal"

  . The written opinion of Schroders that, as of February 17, 2000, the cash merger consideration of $1.60 per share was fair to the ERC stockholders (other than Wood Group) from a financial point of view, which opinion was confirmed as of March 28, 2000

   The Special Committee also considered the following adverse factors associated with the merger:

  . Since Wood Group desired to retain its 89.7% equity interest in ERC and declined to offer ERC for sale as an entirety to a third party, minority stockholders were not afforded an opportunity to participate in any control premium that might have been generated by the sale of the entire company to a third party

  . The expectation that the merger will be a taxable transaction for ERC stockholders

  . The fact that the minority stockholders of ERC will have no ongoing equity participation in the surviving corporation following the merger

  . The valuation discount that is attributable to ERC because of its small size when compared to most of its publicly traded competitors

   The Special Committee believed that the ranges of implied equity values generated pursuant to the four valuation methodologies used by Schroders in connection with the rendition of its fairness opinion were more reflective of the fair value of ERC than the net book value and liquidation value of ERC's stock. In view of the variety of factors considered by the Special Committee, the Special Committee did not find it practicable to, and it did not, quantify or otherwise attempt to assign specific or relative weights to the factors considered in making its determination. In addition, each member of the Special Committee may have given different weights to the various factors.

  Board of Directors

   The Board of Directors unanimously approved the merger agreement, believes that the merger is fair to and in the best interests of the stockholders of ERC (other than Wood Group) and unanimously recommends approval of the merger agreement by the ERC stockholders at the special meeting. The Board considered the following factors in deciding to recommend that stockholders vote "FOR" the adoption and approval of the merger agreement at the special meeting:

  . the recommendation of the Special Committee

  . the factors referred to above as having been taken into account by the Special Committee and

  . the fact that the merger consideration and the terms and conditions of the merger agreement were the result of arm's-length negotiations between the Special Committee and its independent legal and financial advisors, on the one hand, and representatives of Wood Group, on the other hand

   In view of the factors considered by the Board of Directors in connection with the evaluation of the merger and the complexity of these matters, the Board of Directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. The Board of Directors also received an extensive presentation from, and relied on the experience and expertise of, Schroders with respect to the quantitative analysis of the financial terms of the merger. The Board of Directors conducted a discussion of, among other things, the factors described above, including asking questions of ERC's management and regularly retained legal advisors, and reached the conclusion that the merger was advisable and in the best interests of the ERC and its stockholders (other than Wood Group). In considering the factors described above, individual members of the Board of Directors may have given different weight to different factors.

   The Board of Directors believes that the merger is procedurally fair because, among other things:

  . the Special Committee consisted entirely of non-management, non-affiliated independent directors appointed by the Board of Directors to represent solely the interests of ERC's stockholders (other than Wood Group)

  . the Special Committee retained and was advised by its own independent financial advisor, Schroders, to assist it in evaluating the merger and provide it with financial advice

  . the Special Committee retained and was advised by its own independent legal counsel, Bracewell & Patterson L.L.P.

  . the Special Committee engaged in extensive negotiations and deliberations in evaluating the merger and merger consideration

  . the merger consideration and the other terms and conditions of the merger agreement resulted from active arm's-length bargaining between the Special Committee and Wood Group and their respective advisors

  . even though the Special Committee consisted of directors of ERC and was therefore not completely unaffiliated with ERC, committees of independent directors are a commonly used mechanism that are recognized under applicable law to ensure fairness in transactions of this type and

  . approval and adoption of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of ERC common stock not owned by Wood Group voting at the special meeting

   In view of the foregoing, the Board of Directors believes that sufficient procedural safeguards exist to ensure fairness of the merger and to permit the Special Committee to effectively represent the interests of ERC's stockholders (other than Wood Group), and therefore, additional unaffiliated representatives to act on behalf of such stockholders are not necessary.

Wood Group's Purpose and Reason for the Merger

   Wood Group's purpose for engaging in the transactions contemplated by the merger agreement is to acquire 100% ownership of ERC in a transaction in which the stockholders of ERC other than Wood Group would have their equity interest in ERC extinguished in exchange for cash in the amount of $1.60 per share. Wood Group believes that such an acquisition is an attractive investment opportunity at this time based upon, among other things, the past performance of ERC and its future business prospects. The determination to proceed with the acquisition at this time also would, in the view of Wood Group, afford ERC's stockholders an opportunity to dispose of their shares at a significant premium over recent market prices. In addition, Wood Group noted that causing ERC to be closely held, and therefore no longer required to file periodic reports with the Securities and Exchange Commission, would enable management to focus on the creation of long-term value, rather than being subject to the pressures associated with the reporting of quarterly earnings, would provide Wood Group with flexibility in dealing with the assets of ERC, and would reduce costs associated with ERC's obligations and reporting requirements under the securities laws.

   Wood Group did not pursue a liquidation of ERC or a sale of ERC to a third party because Wood Group wished to continue to operate the business of ERC on an ongoing basis and wanted to acquire the entire equity interest in ERC. Wood Group did not desire to sell the shares that it owned to a third party.

   Wood Group considered alternatives to the merger to accomplish its goal of acquiring all the equity interest in ERC, including (1) a first step tender offer followed by a second-step merger and (2) open market purchases of ERC common stock. The acquisition was structured as a cash merger, however, to accomplish the acquisition in a single step, without the necessity of financing separate purchases of shares in a tender offer or in open market purchases while at the same time not materially disrupting ERC's operations. Wood Group did not consider any alternatives that would have allowed the public stockholders to maintain an equity interest in ERC because no such alternative would have accomplished Wood Group's purposes described above. Wood Group determined to undertake the transaction at this time because they believed that a long term strategy for increasing the value of ERC would be more readily achievable if ERC were private.

   Wood Group has concluded that the merger, including the merger consideration of $1.60 per share, and the terms and conditions of the merger agreement are fair to ERC and its public stockholders based upon the following factors:

  . the conclusions and recommendations of the Special Committee and ERC's
    Board of Directors

  . the fact that a group of ERC's directors comprising persons not affiliated with Wood Group had unanimously approved the merger and recommended that stockholders approve and adopt the merger agreement

  . the fact that the merger is conditioned upon the affirmative vote of a majority of the outstanding shares of ERC common stock not owned by Wood Group voting at the special meeting

  . the fact that the merger consideration and the other terms and conditions of the merger agreement were the result of arm's-length good faith negotiations between the Special Committee and its advisors and Wood Group and its advisors

  . the fact that Schroders issued a fairness opinion to the Special
    Committee to the effect that, as of the date of such opinion, based upon and subject to various considerations and assumptions stated therein, the $1.60 per share to be received in the merger is fair from a financial point of view to the holders of common stock other than Wood Group

  . the other factors referred to above as having been taken into account by the Special Committee and ERC's Board of Directors, which Wood Group adopts as its own (see also "Special Factors--Background of the Merger" and "--Opinion of Financial Advisor to the Special Committee")

Opinion of Financial Advisor to the Special Committee

   On February 17, 2000, Schroders rendered its opinion to the Special Committee that, as of the date of the opinion, the merger consideration to be received by the holders of ERC common stock (other than Wood Group) was fair, from a financial point of view. Subsequently, Schroders confirmed its opinion to the Special

Committee that as of March 28, 2000, the merger consideration to be received by the holders of ERC common stock (other than Wood Group) was fair, from a financial point of view.

   Schroders is an internationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers, acquisitions, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   In arriving at its opinion, Schroders, among other things:

  . reviewed ERC's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1998

  . reviewed ERC's Quarterly Report on Form 10-Q for the quarter ended
    September 30, 1999

  . reviewed ERC management's estimates of financial performance for the year ended December 31, 1999, including any non-recurring items

  . reviewed certain projected financial information prepared by management of ERC for the years ending December 31, 2000 through 2004

  . reviewed ERC management's estimates of the application and expiration of the net operating loss (the "NOL") in the years ending December 31, 1999 through 2004

  . reviewed certain publicly available information concerning ERC

  . conducted discussions with the Chairman of the Special Committee and senior management of ERC concerning the merger, ERC's historical financial results and projected financial information as described above

  . performed various financial analyses, as Schroders deemed appropriate, of ERC using generally accepted analytical methodologies, including:

    . a discounted cash flow analysis utilizing the projections provided by ERC's management for the years ending December 31, 2000 through 2004

    . the application to the financial results of ERC of the public trading multiples of companies that Schroders deemed comparable to ERC

    . the application to the financial results of ERC of the multiples reflected in recent merger and acquisition ("M&A") transactions for businesses that Schroders deemed comparable to ERC and

    . the application to the share price of ERC of the average equity premiums paid in remaining interest acquisitions where the acquirer held an existing control position in the stock

  . reviewed the historical trading prices and volumes of the ERC Common
    Stock on the Nasdaq National Market and the OTC Bulletin Board from January 1, 1996 to March 28, 2000

  . reviewed the draft merger agreement as distributed on February 4, 2000 and

  . performed such other financial studies, analyses, inquiries and investigations as Schroders deemed appropriate

   In Schroders' review and analysis and in formulating the Schroders' opinion,
Schroders:

  . relied upon and assumed the accuracy and completeness of all financial and other information supplied or otherwise made available to it by ERC, including management estimates of financial performance for certain periods

  . relied upon ERC's assurance that it was not aware of any information or facts that would make the information provided to Schroders incomplete or misleading

  . did not attempt to independently verify any such information

  . did not undertake an independent appraisal of the assets or liabilities
    (contingent or otherwise) of ERC, nor was Schroders furnished with any such appraisals

  . with respect to the projected financial information referred to above, was advised by ERC, and Schroders assumed, without independent investigation, that they were reasonably prepared and reflected the best estimates and judgements of the expected future financial performance of ERC

  . expressed no opinion with respect to such projected financial statements and

  . did not, and was not requested by ERC to, actively solicit third party indications of a possible acquisition of ERC

   A copy of Schroders' written opinion, which sets forth the assumptions made, matters considered and limitations on the scope of the review undertaken by Schroders, is attached as Appendix B to this proxy statement, and is incorporated in this proxy statement by reference. The Schroders' opinion was provided at the request of the Special Committee and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of ERC common stock (other than Wood Group). The description of the Schroders' opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Schroders' opinion attached as Appendix B. ERC stockholders should read the Schroders' opinion carefully and in its entirety. In reading the discussion of the fairness opinion set forth below, ERC stockholders should be aware that the Schroders' opinion:

  . was provided to the Special Committee for its use and benefit

  . did not address ERC's underlying business decision to effect the merger

  . did not constitute a recommendation to the Special Committee in connection with the merger and

  . does not constitute a recommendation to any ERC stockholder as to how to vote in connection with the merger

   Although Schroders evaluated the fairness, from a financial point of view, of the merger consideration to be received by the holders of ERC common stock (other than Wood Group), the consideration itself was determined by Wood Group and ERC.

   The Schroders' opinion was necessarily based on financial, economic, market and other conditions as they existed and could be evaluated by Schroders on the date thereof. Schroders disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Schroders' opinion that may come or be brought to its attention unless specifically requested by the Special Committee to do so.

   In rendering its opinion, Schroders was not engaged as an agent or fiduciary of ERC's stockholders or any other third party. Schroders' opinion related solely to the fairness, from a financial point of view, of the merger consideration to be received by the holders of ERC common stock (other than Wood Group). Schroders expressed no opinion therein as to the structure, terms or effects of any other aspect of the transactions contemplated by, or provisions of, the merger agreement or any of the agreements or instruments delivered pursuant to that agreement.

   In performing its analysis, Schroders made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Schroders and ERC. No company, transaction or business used in the analysis as a comparison is identical to ERC or the merger, nor is an evaluation of the results of the analysis entirely mathematical. Any estimate contained in the analysis performed by Schroders is not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by this analysis. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or reflect the prices at which such businesses or securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

   The following is a summary of the material valuation, financial and comparative analyses considered by Schroders in connection with the rendering of the Schroders' opinion and was provided by Schroders for inclusion herein.

                                             Implied Equity Value Per Share
                                             ----------------------------------
        Summary of Valuation Methodologies      Low       High       Average
        ----------------------------------      ---       ----     ------------
      DCF Valuation......................... $     0.34 $     0.91  $     0.61
      Publicly Traded Petroleum Equipment
       Companies............................       0.00       3.40        1.60
      Comparable M&A Transactions...........       0.00       8.29        0.58
      Equity Premiums Paid Analysis.........       0.39       1.39        0.68
      Average............................... $     0.18 $     3.50  $     0.87

    --------
    Note: Implied average values from publicly traded petroleum equipment companies, comparable M&A transactions and equity premiums paid analysis represent an average of the respective average excluding high/low values. Implied values of $0.00 per share are a result of subtracting net debt amounts in excess of the implied enterprise values to determine implied equity values.

   In establishing the range of equity values per share resulting from the application of each of the analyses, Schroders made qualitative judgements as to the meaningfulness of the valuation measurements. The judgments were based upon the number and similarity of comparable companies and transactions, as well as the predictability and volatility of future earnings when assessing the relative significance of the discounted cash flow analysis described below. The relative appropriateness of certain other valuation measurements was also taken into account in making such judgments. Schroders considered that many of the individual implied per share values resulted in values greater than $1.60 per share offered by Wood Group. Schroders relied on an average of the average excluding high/low values as opposed to individual values because Schroders believed some of the multiples were outliers given the typical range of multiples seen in the industry.

 Discounted Cash Flow Analysis

   Schroders estimated the present value of the stream of projected free cash flows for the fiscal years ending 2000 through 2004 for ERC. Free cash flows are defined as after tax EBIT (earnings before interest and taxes), plus depreciation and amortization, less capital expenditures, less changes in working capital. All projections were provided by management and reviewed by Schroders. The present value of a range of terminal values was calculated by applying a range of exit multiples of 6.0x, 7.0x and 8.0x to projected 2004 EBITDA (earnings before interest, taxes, depreciation and amortization), and discounting these figures to December 31, 1999, using a range of weighted average cost of capital of 10.0%, 12.0% and 14.0%.

   The range of terminal multiples was based upon the forward trading range of ERC's peer group of comparable companies. The range of Enterprise Value (defined as market value of equity plus total debt, plus minority interest, plus preferred stock, less cash and cash equivalents) to estimated 1999, 2000 and 2001 EBITDA multiples was 6.7x to 32.9x. The comparable companies are larger in size, have broader product lines, have greater market penetration and have more substantial product development capability than ERC. Therefore, Schroders applied the low end of the range of trading multiples or 6.0x, 7.0x and 8.0x, to calculate the present value of a range of terminal values. Further, the terminal multiples are forward multiples that are applied to 2004 EBITDA statistics. This implies that even with moderate growth in these businesses, the current multiples will be higher than forward multiples.

   The range of discount rates was based upon the weighted average cost of capital of ERC on a stand-alone basis, as well as the discount rates of ERC's peer group of comparable companies. In calculating ERC's weighted average cost of capital, Schroders applied a micro-capitalization premium of 2.95% to ERC's cost of equity to come up with an adjusted cost of equity (per Ibbotson Associates Inc. 1999 Yearbook). The premium considers the downward effect on ERC's Beta due to the small percentage of float in ERC's market capitalization and the resulting effect on the shares' liquidity. Varying the capital structures from 0% to 100% debt to equity, resulted in a range of discount rates for ERC of 9.1% to 11.9%. The weighted average cost of capital of ERC's peer companies ranged from 12.2% to 14.4%. Schroders applied a range of discount rates of 10%, 12% and 14% to calculate a range of enterprise, equity and per share values for ERC.

   A range of Enterprise Values for ERC was determined by adding the present value of the projected free cash flows of ERC, the present value of forecasted benefits from the NOLs, and the present value of the estimated terminal value of ERC. Based on outstanding net debt as of December 31, 1999 of $26.6 million (net of $1.4 million of cash), and 30,698,272 ERC shares outstanding, the implied per share equity values for ERC ranged from $0.34 to $0.91, with an average implied value of $0.61 per share.

                                                           Enterprise Value
                                                           from DCF Analysis
                                                        -----------------------
                                                            Discount Rates
                                                        -----------------------
      2004 Exit EBITDA Multiple                          10.0%   12.0%   14.0%
      -------------------------                         ------- ------- -------
                                                           ($ in thousands)
      6.0x............................................. $43,848 $40,299 $37,105
      7.0x.............................................  49,223  45,212  41,601
      8.0x.............................................  54,599  50,124  46,098

                                                        Equity Value Per Share
                                                           from DCF Analysis
                                                        -----------------------
                                                            Discount Rates
                                                        -----------------------
      2004 Exit EBITDA Multiple                          10.0%   12.0%   14.0%
      -------------------------                         ------- ------- -------
      6.0x............................................. $  0.56 $  0.45 $  0.34
      7.0x.............................................    0.74    0.61    0.49
      8.0x.............................................    0.91    0.77    0.63

 Selected Comparable Companies Analysis

   Schroders compared certain operating, financial, trading and valuation information for ERC to certain publicly available operating, financial, trading and valuation information for seven selected petroleum equipment manufacturers, which, in Schroders' judgement, were the most comparable to ERC for purposes of this analysis. In determining the appropriate comparable companies, Schroders considered a variety of factors, including market capitalization, business focus and end-markets, EBITDA, EBIT, cash flow and net income. The following companies were included in the analysis:

  . Baker Hughes Incorporated

  . Cooper Cameron Corporation

  . Dril-Quip, Inc.

  . National Oilwell, Inc.

  . Smith International, Inc.

  . Varco International, Inc.

  . Weatherford International, Inc.

   Schroders calculated multiples of: Enterprise Value to estimated 2000 and 2001 EBITDA; Enterprise Value to estimated 2000 and 2001 EBIT; stock price per share to estimated 2000 and 2001 cash flow per share; and stock price per share to estimated 2001 earnings per share. Schroders applied the range of multiples, including the high, low and average excluding high/low multiples from the analysis to ERC's financial results to determine a range of implied values for ERC. Schroders analysis was based on closing stock prices as of February 16, 2000. The results of the analysis are set forth below:

                                                           Enterprise Value
                                                             Multiple to:
                                                        -----------------------
                                                        2000 EBITDA 2001 EBITDA
                                                        ----------- -----------
      Multiple Range................................... 11.7x-28.6x  9.1x-16.1x
      Average Excluding High/Low Multiple..............       18.5x       13.0x
      Implied ERC Per Share Value......................       $1.89       $1.99
      (based on average excluding high/low multiple)

                                                           Enterprise Value
                                                             Multiple to:
                                                        -----------------------
                                                         2000 EBIT   2001 EBIT
                                                        ----------- -----------
      Multiple Range................................... 20.0x-42.6x 13.9x-27.0x
      Average Excluding High/Low Multiple..............       34.2x       19.0x
      Implied ERC Per Share Value......................       $1.24       $1.54
      (based on average excluding high/low multiple)

                                                         Equity Value Multiple
                                                                  to:
                                                        -----------------------
                                                         2000 Cash   2001 Cash
                                                           Flow        Flow
                                                        ----------- -----------
      Multiple Range................................... 11.5x-32.4x  9.3x-23.1x
      Average Excluding High/Low Multiple..............       24.1x       17.6x
      Implied ERC Per Share Value......................       $1.96       $2.51
      (based on average excluding high/low multiple)

                                                         Equity Value Multiple
                                                                  to:
                                                        -----------------------
                                                         2000 Net    2001 Net
                                                          Income      Income
                                                        ----------- -----------
      Multiple Range................................... 32.2x-82.9x 21.1x-45.8x
      Average Excluding High/Low Multiple..............       61.2x       33.3x
      Implied ERC Per Share Value......................          NM       $1.69
      (based on average excluding high/low multiple)


   Schroders noted that none of the comparable companies considered is identical to ERC and that, accordingly, any analysis of comparable companies necessarily involved complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading value of ERC as compared to the companies to which ERC was being compared. Schroders also considered that many of the individual implied per share values resulted in values greater than $1.60 per share offered by Wood Group. Schroders relied on an average of the average excluding high/low values as opposed to individual values because, again, none of the companies considered were directly comparable to ERC.

 Selected M&A Transactions

   Schroders reviewed and analyzed the publicly available financial terms of relevant merger and acquisition transactions in four industry categories:

  . oilfield services (48 transactions)

  . equipment manufacturers (4 transactions)

  . pump equipment (12 transactions)

  . flow control (25 transactions)

   In the comparable M&A transaction analysis, Schroders considered that ERC's estimated 1999 financial performance may not be representative of ERC's historical financial performance, and is not representative of what ERC's management is projecting ERC's performance will be in the future.

   Schroders believes that this is due in part to the fact that ERC is engaged in a highly cyclical business. After bottoming out during the Asian crisis and Russian economic deterioration, oil and gas prices and energy supply and demand fundamentals have improved. However, levels of capital spending by major and independent oil and gas companies have yet to increase to the levels required to meet projected oil and gas demand. While Schroders expects increased levels of capital spending by major and independent oil and gas companies in 2000 and subsequent improvement in activity levels of oilfield service and equipment companies, improvement in the sector can be affected by a change in global economic conditions, a change in OPEC's position regarding production restraint, weather and other factors outside of the control of ERC management.

   In addition, Schroders believes that oil and gas development activity has yet to increase despite the recovery in oil and gas prices. ERC management does not expect that its business will benefit from the recovery in oil prices until oil company capital spending increases and oilfield development activity increases, which is expected to be late 2000 or early 2001. Furthermore, ERC currently has two to three year contracts in place, which will somewhat limit the benefit to ERC of an improving demand environment in the oilfield equipment sector in the near future.

   As a result, the method of using last twelve months ("LTM") multiples from relevant M&A transactions and applying them to estimated 1999 results for ERC may not result in meaningful valuation data. As an alternative analytical method, Schroders calculated "normalized" EBITDA and net income figures for ERC by taking an average of the respective results in 1998, and projections for estimated 1999, 2000 and 2001. Normalized net income continued to result in non-meaningful implied valuations for ERC.

                                          Normalized EBITDA and Net Income
                                         --------------------------------------
                                            Fiscal Year Ended or
                                             Ending December 31,
                                         ------------------------------ 4 Year
                                          1998    1999    2000    2001  Average
                                         ------  ------  ------  ------ -------
                                                  ($ in thousands)
      EBITDA............................ $7,888  $  281  $4,573  $6,719 $4,865
      Net Income........................   (647) (4,380)   (186)  1,556   (914)

  --------
   Note: Due to a lack of pro forma financial information prior to 1998 (as a result of a lack of financial information for certain businesses acquired by ERC over the last several years), Schroders was unable to use historical figures exclusively when calculating normalized EBITDA and net income.

   Schroders reviewed the prices paid in the selected transactions and analyzed various operating and financial information and imputed valuation multiples and ratios. Schroders calculated an Implied Enterprise Value (defined as purchase price of equity, plus debt, plus minority interest, less cash and cash equivalents) to the acquired company's LTM EBITDA; as well as Price (defined as the purchase price of equity) to the acquired company's LTM earnings. All multiples were based on financial information available at the time of the relevant transaction.

        Implied Multiples and Values from Comparable M&A Transaction Analysis
      --------------------------------------------------------------------------
                                                                        Average
                                                                       Excluding
                                                        Low     High   High/Low
                                                      ------- -------- ---------
      EV/EBITDA Multiples
      Oilfield Services..............................    3.0x    57.8x    10.5x
      Equipment Manufacturers........................    7.6x    13.2x     9.0x
      Pump Equipment.................................    6.3x    12.4x     8.3x
      Flow Control...................................    6.3x    18.4x     8.6x

      Implied ERC EV ($ in thousands)
      Oilfield Services.............................. $14,529 $281,209  $50,932
      Equipment Manufacturers........................  36,929   64,265   44,020
      Pump Equipment.................................  30,878   60,336   40,217
      Flow Control...................................  30,747   89,607   42,001

      Implied Per Share Values
      Oilfield Services.............................. $  0.00 $   8.29  $  0.79
      Equipment Manufacturers........................    0.34     1.23     0.57
      Pump Equipment.................................    0.14     1.10     0.44
      Flow Control...................................    0.13     2.05     0.50

   Schroders noted that none of the comparable M&A transactions considered is identical to the merger and that, accordingly, any analysis of comparable M&A transactions necessarily involved complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative value of ERC as compared to the transactions to which the merger was being compared. Schroders also considered the high value of $8.29 per share an outlier given the typical range of Enterprise Value to EBITDA multiples seen in this industry, and believes that it is more appropriate to focus on implied valuation based on the average excluding high/low multiples.

 Premium Paid Analysis

   Schroders considered the average equity premiums paid on remaining interest acquisitions from January 1997 to January 2000, where the acquirer had an existing control position in the stock. The premiums were calculated based on periods of time relative to the announcement date and include average premiums paid one day prior to the announcement, one week prior to the announcement and four weeks prior to the announcement. Schroders considered fifty-five transactions over this period, which included transactions ranging between $1.3 million and $16.4 billion in Implied Enterprise Value. The average one-day, one-week and four-week equity premiums paid in these transactions were 25.9%, 29.5% and 35.1%, respectively. Schroders applied these premiums to the relevant ERC share prices to determine a range of implied per share values for ERC of $0.39 to $1.39, respectively, and an average (defined as the average of the average values for the one day, one week and four week periods) share price of $0.68. The Wood Group's offer price of $1.60 per share implies a premium of 264% to the one-day and one-week closing share price of ERC, and a 133% premium to the four-week closing share price.

                                                      Period Prior to
                                                       Announcement
                                                -------------------------------
      Remaining Interest Acquisitions           One Day   One Week   Four Weeks
      -------------------------------           -------   --------   ----------
      Highest Premium Paid.....................   100.0%    112.5%      101.7%
      Lowest Premium Paid......................   (11.1%)   (11.6%)     (40.8%)
      Average Premium Paid.....................    25.9%     29.5%       35.1%
      ERC Share Price.......................... $0.4375   $0.4375     $0.6875

      Implied ERC Value Based on:
      Highest Premium.......................... $  0.88   $  0.93     $  1.39
      Lowest Premium........................... $  0.39   $  0.39     $  0.41
      Average Premium.......................... $  0.55   $  0.57     $  0.93

   The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Schroders considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Schroders' analyses must be considered as a whole and considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Schroders' opinion.

   Any estimates contained in Schroders' analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those contained in such analyses. Estimated values do not purport to be appraisals or to reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

   Schroders previously has performed financial advisory services for ERC. On November 17, 1998, Schroders was engaged by a special committee of the Board of Directors of ERC to provide an opinion as to the fairness, from a financial point of view, of the merger consideration to Wood Group for the purchase of two businesses: Wood Group Engineering Services (Peterhead) and Arabian Oil Equipment Services (AOES). These transactions subsequently closed in May 1999. Schroders may provide investment banking or financial advisory services to ERC or the Wood Group in the future.

   ERC has agreed to pay Schroders a fee of $125,000, which is contingent upon and payable in cash upon the issuance and delivery of Schroders' opinion to the Special Committee. This fee was not conditioned upon the conclusion reached by Schroders as to the fairness, from a financial point of view, of the merger consideration. ERC has also agreed to reimburse Schroders for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel and any other agents or experts that may be retained by Schroders, incurred in connection with the services performed hereunder. In addition, ERC has agreed to indemnify Schroders against certain expenses and liabilities in connection with its engagement.

   In the ordinary course of Schroders' business, Schroders may trade in the equity securities of ERC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Effects of the Merger

   If the merger is consummated, the public stockholders of ERC will no longer have any interest in, and will not be stockholders of, ERC. Accordingly, such holders will not benefit from any future earnings or growth of ERC or from any increases in the value of ERC and will no longer bear the risk of any decreases in value of ERC. Instead, each such stockholder will have the right to receive, upon consummation of the merger, $1.60 in cash for each share of common stock held (other than shares held by stockholders who perfect their rights under Delaware law to dissent from the merger and seek an appraisal of the fair market value of their shares

("Dissenting Shares")). The benefit to the public stockholders of the transaction is the payment of a significant premium, in cash, above the market value for such stock prior to the announcement of the transaction. This cash payment assures that all stockholders will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the market. The detriment to such holders is their inability to participate as continuing stockholders in the possible future growth of ERC.

   If the merger is consummated, Wood Group will hold the entire equity interest in ERC and will benefit from any future earnings or growth of ERC and any increases in value of ERC. Wood Group will, however, bear the risk of any decreases in value of ERC. In addition, because ERC will be closely held and cease to be publicly traded, Wood Group believes that it may be able to increase the value of ERC to a greater degree than if it were still public because management will no longer be focused on meeting quarterly earnings and other estimates but instead will be focused on the creation of long-term stockholder value. Moreover, because the securities of ERC will cease to be publicly traded, Wood Group will bear the risks associated with the lack of liquidity in their investment in ERC.

   As a result of the merger, Wood Group will have a 100% interest in the net book value and net earnings of ERC, increasing its interests from the approximately 89% it owned as of December 31, 1999. Based on the net book value of ERC at December 31, 1999 and net loss for the year ended December 31, 1999, Wood Group's interest in net book value would have decreased from approximately $23.7 million to approximately $21.4 million (reflecting an increase in percentage interest from 89% to 100% and a decrease in net book value resulting from the merger of approximately $2.3 million) and Wood Group's interest in net loss would have increased from approximately $5.3 million to approximately $6.5 million (reflecting an increase in percentage interest from 89% to 100% and an increase in net loss resulting from the merger of $0.5 million (assuming the proposed merger took place on January 1, 1999 and the loss of an investment return of 10% on cash used in connection with the merger)).

   ERC's common stock is currently registered under the Securities Exchange Act of 1934. As a result of the merger, the common stock will cease to be traded on the over-the-counter market, the registration of the common stock under the Exchange Act will be terminated, ERC will be relieved of the obligation to comply with the proxy rules under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the common stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. Further, ERC will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the SEC. Accordingly, less information will be required to be made publicly available than presently is the case.

   The directors of ERC Acquisition immediately prior to the effective time of the merger will be the directors of the surviving corporation immediately after the merger. The officers of ERC immediately prior to the effective time of the merger will be the officers of the surviving corporation immediately after the merger. The certificate of incorporation and bylaws of ERC immediately prior to the effective time will be the certificate of incorporation and bylaws of surviving corporation immediately after the merger.

Plans for the Company after the Merger

   Wood Group expects that the business and operations of the surviving corporation of the merger will be continued substantially as they are currently being conducted by ERC and its subsidiaries. Wood Group does not currently intend to dispose of any assets of the surviving corporation, other than in the ordinary course of business. It is anticipated, however, that Wood Group will from time to time evaluate and review their businesses, operations and properties and make such changes as are deemed appropriate.

   Except as described in this proxy statement, neither Wood Group, ERC Acquisition nor ERC has any present plans or proposals involving ERC or its subsidiaries which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization or liquidation, or a purchase, sale or transfer of a material amount of assets, or any material change in the present dividend policy, indebtedness or capitalization, or any other material change in ERC's corporate structure or business. However, Wood Group will review proposals or may propose the acquisition or disposition of assets or other changes in the surviving corporation's business, corporate structure, capitalization, management or dividend policy which they consider to be in the best interest of the surviving corporation and its stockholders.

Conduct of the Business of ERC If the Merger Is Not Consummated

   If the merger is not consummated, the Board of Directors expects that ERC's current management will continue to operate ERC's business substantially as presently operated. No other alternatives are presently being considered.

Interests of Certain Persons in the Merger; Certain Relationships

   In considering the recommendation of the Special Committee and the Board of Directors with respect to the merger, ERC stockholders should be aware that certain members of the Board and of ERC's management have interests that may present them with actual, potential or the appearance of potential conflicts of interest in connection with the merger. The Special Committee and the Board of Directors were aware of these potential or actual conflicts of interest and considered them along with other matters described under "Special Factors-- Recommendation of the Special Committee and Board of Directors; Fairness of the Merger."

   The merger agreement provides that, following the merger, Wood Group will cause the surviving corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who was as of the date of the merger agreement, or has been at any time prior to the effective time of merger, an officer or director of ERC or any of its subsidiaries against all losses, claims, damages, liabilities, costs or expenses, judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as officers or directors of ERC or its subsidiaries. The surviving corporation's duty to indemnify, defend and hold harmless applies whether or not such actions are commenced, asserted or claimed before or after the effective time of the merger. In the event of any such claim, action, suit, proceeding or investigation, the surviving corporation is required to pay the fees and expenses of counsel selected by the party to be indemnified, to the fullest extent permitted by applicable law in advance of the final disposition of any such action, and to cooperate in the defense of the matter.

   The merger agreement provides that the rights to indemnification will survive the merger and continue in full force and effect for six years after the completion of the merger. The merger agreement also provides that, for a period of six years after the effective time of the merger, Wood Group will maintain officers' and directors' liability insurance covering the persons described above who are or were at any time prior to the effective time of the merger covered under existing officers' and directors' liability insurance policies maintained by Wood Group on terms substantially no less advantageous to those individuals than the existing insurance.

Accounting Treatment

   The cost of repurchasing ERC's outstanding common stock will be accounted for as a treasury stock transaction, since the merger will not constitute a change of control within the context of generally accepted accounting principles. This means that the historical cost basis of ERC's assets and liabilities will be carried forward to the surviving corporation rather than using a new basis of accounting to account for the assets and liabilities of the surviving corporation. Consequently, the aggregate cost of repurchasing ERC's outstanding common stock will be accounted for as a charge to stockholders' equity.

Financing of the Merger

   The total amount of funds required by Wood Group to pay the aggregate merger consideration due to ERC stockholders at the closing of the merger, assuming there are no Dissenting Shares, is expected to be approximately $5.1 million. In addition, Wood Group will require approximately $400,000 to pay the expenses and costs relating to the transactions. Wood Group expects that the funds to be used to pay the aggregate merger consideration and such expenses and costs will come from Wood Group's working capital. If Wood Group's working capital is insufficient to pay such amounts, Wood Group expects to obtain the required funds from borrowings under its existing credit facilities.

Regulatory Requirements

   ERC does not believe that any material federal or state regulatory approvals, filings or notices are required by ERC in connection with the merger other than such approvals, filings or notices required under federal securities laws and the filing of the certificate of merger with the Secretary of State of the State of Delaware.

Federal Income Tax Consequences of the Merger

   The following is a summary of material U.S. federal income tax considerations relevant to beneficial owners whose shares of common stock are converted to cash in the merger. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change possibly with retroactive effect, and is not applicable to Wood Group and certain parties related to Wood Group, if any. The summary applies only to beneficial owners who hold shares of common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and may not apply to certain types of beneficial owners of common stock (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This summary does not address the U.S. federal income tax consequences to a beneficial owner of common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

   Because individual circumstances may differ, each beneficial owner of shares of common stock should consult such beneficial owner's own tax advisor to determine the applicability of the rules discussed below to such beneficial owner and the particular tax effects to such beneficial owner of the merger, including the application and effect of state, local and other tax laws.

   The receipt of cash for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a beneficial owner of shares of common stock will recognize capital gain or loss equal to the difference between the beneficial owner's adjusted tax basis in the shares of common stock converted to cash in the merger and the amount of cash received. A beneficial owner's adjusted basis in the shares of common stock generally will equal the beneficial owner's purchase price for such shares of common stock. Gain or loss must be determined separately for each block of common stock (i.e., shares of common stock acquired at the same cost in a single transaction) converted to cash in the merger.

   Net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by individuals, estates and trusts from the sale of property held more than one year will generally be taxed at a rate not to exceed 20% for U.S. federal income tax purposes. Net capital gain from property held for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

   Payments in connection with the merger may be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of common stock (1) comes within certain exempt categories (including a corporation) or (2) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the beneficial holder subject to the withholding.

Fees and Expenses

   Whether or not the merger is consummated and except as otherwise provided in this proxy statement, all fees and expenses incurred in connection with the merger will be paid by Wood Group. Estimated fees and expenses to be incurred by ERC, Wood Group or ERC Acquisition in connection with the merger are as follows:

      Financial Advisors Fee.......................................... $125,000
      SEC Filing Fees.................................................    1,012
      Legal Fees and Expenses.........................................  150,000
      Accounting Fees.................................................   10,000
      Printing and Mailing Expenses...................................   60,000
      Exchange Agent Fees.............................................   10,000
      Solicitation Fees...............................................   15,000
      Miscellaneous...................................................   28,988
                                                                       --------
        Total......................................................... $400,000
                                                                       ========

   Please read "--Opinion of Financial Advisor to the Special Committee" for information regarding Schroders' fee.

Provisions for Unaffiliated Security Holders

   Neither ERC, Wood Group nor ERC Acquisition has made any provision to grant unaffiliated stockholders of ERC access to the corporate files of ERC, Wood Group or ERC Acquisition or to obtain counsel or appraisal services at the expense of ERC, Wood Group or ERC Acquisition.

                                  THE PARTIES

ERC Industries, Inc.

   ERC Industries, Inc. is a Delaware corporation engaged in the manufacture, remanufacture and service of oilfield wellhead equipment. Equipment Renewal Company, the former name of ERC, was founded in 1962 to remanufacture and reemploy used, out-of-service wellhead equipment, a service ERC continues to provide. In a series of transactions beginning in 1993, ERC expanded its operations from a U.S. domestic remanufacturer of valves and wellheads into a recognized international supplier of a more advanced range of new and remanufactured valves, wellheads and blowout preventors. ERC and its subsidiaries conduct business under the name Wood Group Pressure Control. ERC has its principal executive offices at 1441 Park Ten Boulevard, Houston, Texas 77084. Its telephone number at that address is (281) 398-8901.

   In December 1992, Wood Group completed the purchase of approximately 47% of the issued and outstanding shares of ERC common stock. In several transactions from June 1996 and May 1999, Wood Group increased its ownership of ERC to approximately 89%.

ERC Acquisition, Inc.

   ERC Acquisition, Inc. was incorporated in Delaware in February 2000 by Wood Group in connection with the proposed merger. ERC Acquisition has not been engaged in any business activities other than those in connection with the merger. The principal office and business address of ERC Acquisition is c/o John Wood Group PLC, 16920 Park Row, Houston, Texas 77084. The telephone number at that address is (281) 398-0911.

   Since its incorporation, ERC Acquisition has not been convicted in a criminal proceeding, nor has it been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining ERC Acquisition from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

John Wood Group PLC

   John Wood Group PLC is an international energy services company registered in Scotland and incorporated under the Companies Acts of the United Kingdom. Its businesses serve the oil and gas, power generation, petrochemical and aviation industries around the world. The principal office and business address of Wood Group is John Wood House, Greenwell Road, East Tullos, Aberdeen, Scotland AB1 4AX. The telephone number at that address is 011-44-1224-851000.

   For the last five years, Wood Group has not been convicted in a criminal proceeding, nor has it been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining Wood Group from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                              THE MERGER AGREEMENT

   The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement. This summary is qualified in its entirety by reference to the full text of the merger agreement. The merger agreement is incorporated into this proxy statement by this reference.

The Merger

   The merger agreement provides for the merger of ERC Acquisition with and into ERC. ERC will be the surviving corporation and will become a wholly owned subsidiary of Wood Group at the effective time of the merger. In the merger, each share of ERC common stock outstanding immediately prior to the effective time (other than Dissenting Shares and shares held in ERC's treasury or owned by Wood Group, ERC Acquisition or a wholly owned subsidiary of ERC or Wood Group) will be converted automatically into the right to receive $1.60 in cash.

   Each share of ERC common stock and all other shares of ERC capital stock that are held in ERC's treasury or that are owned by Wood Group, ERC Acquisition or any wholly owned subsidiary of Wood Group or ERC will be canceled and retired without payment of any consideration therefor.

   Each share of common stock of ERC Acquisition outstanding immediately prior to the effective time will be converted into and become one share of common stock of the surviving corporation and shall constitute the only outstanding shares of capital stock of the surviving corporation.

   Dissenting stockholders who do not vote to approve and adopt the merger agreement and who otherwise strictly comply with the provisions of Delaware law regarding statutory appraisal rights have the right to seek a determination of the fair value of their shares of common stock and such payment in cash therefor in lieu of the merger consideration. See "Dissenters Rights of Appraisal."

   The closing of the merger will occur on the first business day on which the last of the conditions to the merger contained in the merger agreement has been satisfied or waived or on such other date as Wood Group and ERC may agree. On the closing date, the parties will cause a certificate of merger to be filed with the Delaware Secretary of State, and the time of such filing will be the "effective time" unless otherwise provided in the certificate of merger.

   Under the merger agreement, the certificate of incorporation and bylaws of ERC will be the certificate of incorporation and bylaws of the surviving corporation of the merger. The directors of ERC Acquisition and the officers of ERC immediately prior to the effective time will be the initial directors and officers of the surviving corporation.

Procedures for Exchange of Certificates

   As of the effective time, Wood Group will deposit or cause to be deposited with an exchange agent selected by Wood Group, for the benefit of the holders of shares of ERC common stock (other than Dissenting Shares), cash in an amount equal to the aggregate merger consideration to be paid under the merger agreement in exchange for outstanding shares of ERC common stock. The exchange agent will be American Stock Transfer & Trust Company, the transfer agent for ERC common stock. As soon as reasonably practicable after the effective time, the exchange agent will mail a transmittal form to former stockholders of ERC. The transmittal form will contain instructions with respect to the surrender of stock certificates formerly representing shares of ERC common stock to be exchanged in the merger. Stockholders should not return stock certificates with the enclosed proxy card.

   Upon the surrender of each certificate by ERC stockholders, the holder of such certificate will be entitled to receive in exchange for each share of ERC common stock represented by such certificate cash in an amount equal to the merger consideration, without interest, after giving effect to any required withholding tax. Any surrendered certificate will be canceled.

   At or after the effective time, no transfers of ERC common stock will be permitted on the stock transfer books of the surviving corporation. If, after the effective time, certificates formerly representing shares of ERC common stock are presented to the surviving corporation or the exchange agent, such certificates will be canceled and exchanged for cash in an amount equal to the merger consideration deliverable under the merger agreement.

   Any portion of the exchange fund that remains unclaimed by former stockholders of ERC one year after the effective time will be delivered to Wood Group. After that time, a holder of a certificate representing ERC common stock may look only to Wood Group for payment of the merger consideration.

   None of Wood Group, the surviving corporation or the exchange agent shall be liable to any holder of shares of ERC common stock for any amount properly delivered to a public official under any applicable abandoned property, escheat or similar law.

Representations and Warranties

   The merger agreement contains various representations and warranties by each of Wood Group, ERC Acquisition and ERC. The representations of ERC relate to, among other things:

  . the organization, good standing and corporate authority of ERC

  . the authorization (including by the Special Committee), execution, delivery and enforceability of the merger agreement and related matters

  . the capital structures of ERC

  . the absence of conflicts with, violations of or defaults under ERC's certificate of incorporation or bylaws, any material agreement or applicable law, or resulting from the execution or delivery of the merger agreement or the consummation of the merger

  . the documents and reports filed by ERC with the SEC, its financial statements and the accuracy of the information contained in the filings and financial statements

  . brokerage and similar fees

  . the stockholder vote required in connection with the merger agreement and

  . the opinion of the Special Committee's financial advisor

   The representations of Wood Group and ERC Acquisition relate to, among other things:

  . the organization, good standing and corporate authority of Wood Group and ERC Acquisition

  . the authorization, execution, delivery and enforceability of the merger agreement and related matters

  . the absence of conflicts with, violations of or defaults under the charter or bylaws of Wood Group or ERC Acquisition, any material agreement or applicable law, or resulting from the execution or delivery of the merger agreement or the consummation of the merger

  . brokerage and similar fees

  . activities of ERC Acquisition and

  . financing of the merger

Covenants

   ERC has agreed (except as contemplated by the merger agreement, as required by law or to the extent that the Wood Group has otherwise consented in writing) that, prior to the effective time, it will, among other things:

  . conduct its business in the ordinary course in substantially the same manner as previously conducted

  . use its reasonable best efforts to preserve its business organizations and goodwill, keep available the services of its officers and employees and maintain satisfactory business relationships

  . not amend its certificate of incorporation or bylaws

  . promptly deliver to Wood Group any SEC filings made subsequent to the date of the merger agreement

  . not (1) except upon exercise of options, warrants and other rights existing on the date of the merger agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization, (2) grant any new options, warrants or other rights not existing on the date of the merger agreement to acquire shares of its capital stock, (3) increase the compensation or benefits or enter into or amend any employment agreement with any officer or director, except as consistent with past practice or (4) adopt any new employee benefit plan or materially amend any existing employee benefit plan

  . not declare, set aside or pay any dividends on or make other distributions on its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock

  . not sell, lease or otherwise dispose of any material assets, except in the ordinary course of business or

  . not take any action likely to delay materially or adversely affect the ability of any of the parties (1) to obtain required consents, authorizations, orders or approvals of governmental or other regulatory authorities or (2) to close the merger

   In addition, ERC, Wood Group and ERC Acquisition have made further agreements regarding the special meeting of ERC stockholders; preparation and filing of this proxy statement and the required Schedule 13E-3 with the SEC; cooperation and reasonable best efforts to obtain all consents and approvals to consummate the merger; and public announcements.

Conditions to the Merger

 Conditions to Each Party's Obligation

   The obligations of each party to effect the merger are subject to the satisfaction at or prior to the closing date of the following conditions:

  . Stockholder Approval. The merger agreement and the merger shall have been adopted and approved by the affirmative vote of (1) the holders of a majority of the outstanding shares of ERC common stock entitled to vote on the matter and (2) holders of a majority of the outstanding shares of ERC common stock not owned, directly or indirectly, by Wood Group that are entitled to vote and that are voting for or against the matter in person or by proxy at the special meeting.

  . No Injunctions or Restraints. None of the parties shall be subject to any decree, order or injunction of a U.S. or foreign court that prohibits the consummation of the merger. Prior to invoking this condition, however, each party has agreed to use its reasonable best efforts to have any such decree, order or injunction lifted or vacated. In addition, no statute, rule or regulation shall have been enacted by any governmental authority that prohibits or makes unlawful the consummation of the merger.

 Additional Conditions to Obligations of ERC

   The obligations of ERC to effect the merger are subject to the satisfaction at or prior to the closing date of the following additional conditions, any or all of which may be waived in whole or in part by ERC (with the approval of the Special Committee):

  . Covenants, Representations and Warranties. Wood Group shall have performed in all material respects its covenants and agreements contained in the merger agreement required to be performed on or prior to the closing date. In addition, the representations and warranties of Wood Group and ERC Acquisition contained in the merger agreement and in any document delivered in connection with the merger agreement shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date). ERC shall have received a certificate of Wood Group, executed on its behalf by the President or a Vice President of Wood Group, to that effect.

  . No Material Adverse Effect. At any time after the date of the merger agreement, there shall not have been any event or occurrence that has had or is likely to have a material adverse effect on the ability of Wood Group to consummate the transactions contemplated by the merger agreement or fulfill the conditions to closing.

  . Fairness Opinion. At the time of mailing of this proxy statement to ERC stockholders and at the effective time of the merger, Schroders shall not have withdrawn its fairness opinion.

 Additional Conditions to Obligations of Wood Group and ERC Acquisition

   The obligations of Wood Group and ERC Acquisition to effect the merger are subject to the satisfaction at or prior to the closing date of the following additional conditions, any or all of which may be waived in whole or in part by Wood Group:

  . Covenants, Representations and Warranties. ERC shall have performed in all material respects its covenants and agreements contained in the merger agreement required to be performed on or prior to the closing date. In addition, the representations and warranties of ERC contained in the merger agreement and in any document delivered in connection with the merger agreement shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date). Wood Group shall have received a certificate of ERC, executed on its behalf by the President or a Vice President of ERC, to that effect.

  . No Material Adverse Effect. At any time after the date of the merger agreement, there shall not have been any event or occurrence that has had or is likely to have a material adverse effect on (a) the business or financial condition of ERC and its subsidiaries on a consolidated basis, except for such changes or effects in general economic, capital market, regulatory or political conditions or changes that affect generally the energy services industry or (b) the ability of ERC to consummate the transactions contemplated by the merger agreement or fulfill the conditions to closing.

Amendment and Waiver

   The merger agreement may be amended by the parties (in the case of ERC, only if authorized by the Special Committee) at any time before or after approval of the matters presented in connection with the merger by ERC stockholders. After any such approval, however, no amendment that by law requires further approval by such stockholders may be made without obtaining such further approval.

   At any time prior to the effective time, each party may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other parties; (2) waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered under the merger agreement; and (3) waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement. If ERC is to make any such waiver, it must first obtain the approval of the Special Committee.

Termination

   The merger agreement may be terminated at any time prior to the effective time:

     (1) by the mutual consent of Wood Group and ERC (with, in the case of ERC, the approval of the Special Committee)

     (2) by Wood Group or ERC (with, in the case of ERC, the approval of the Special Committee) if:

       (a) a meeting (including adjournments and postponements) of ERC's stockholders has been held and the required approval of such stockholders has not been obtained or

       (b) a U.S. or foreign court or a United States or foreign governmental, regulatory or administrative agency or commission has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate the merger agreement pursuant to clause (b) must have used reasonable best efforts to remove such injunction, order or decree

     (3) by ERC, by action of its Board of Directors (with the approval of the Special Committee), if (A) there has been a material breach by Wood Group or ERC Acquisition of any representation, warranty, covenant or agreement in the merger agreement or if any representation or warranty of Wood Group or ERC Acquisition has become materially untrue and (B) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Wood Group by ERC; provided, however, that the right to terminate the merger agreement pursuant to clause (3) will not be available to ERC if it, at such time, is in material breach of any representation, warranty, covenant or agreement in the merger agreement

     (4) by Wood Group, by action of its Board of Directors, if:

       (a) (i) there has been a material breach by ERC of any representation, warranty, covenant or agreement in the merger agreement or if any representation or warranty of ERC has become materially untrue and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Wood Group to ERC; provided, however, that the right to terminate the merger agreement pursuant to clause (b) will not be available to Wood Group if it, at such time, is in material breach of any representation, warranty, covenant or agreement in the merger agreement or

       (b) the ERC Board or the Special Committee has withdrawn or materially modified, in a manner adverse to Wood Group, its approval or recommendation of the merger, or resolved to do so

Expenses

   Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses.

                         DISSENTERS RIGHTS OF APPRAISAL

   Under Section 262 of the Delaware General Corporation Law ("DGCL"), any holder of ERC common stock who does not wish to accept the merger consideration may dissent from the merger and elect to have the fair value of such stockholder's shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any; provided that such stockholder complies with the provisions of Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is provided as Appendix C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of ERC common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

   Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting of ERC stockholders described in this proxy statement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement constitutes such notice to the holders of ERC common stock, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Appendix C to this proxy statement because failure to comply with the procedures specified in
Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, ERC believes that stockholders who consider exercising such rights should seek the advice of counsel.

   Any holder of common stock wishing to exercise the right to dissent from the merger and demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

  . Such stockholder must deliver to ERC a written demand for appraisal of such stockholder's shares before the vote on the merger agreement at the special meeting, which demand will be sufficient if it reasonably informs ERC of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares.

  . Such stockholder must not vote its shares of common stock in favor of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.

  . Such stockholder must continuously hold such shares from the date of making the demand through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the effective time of the merger will lose any right to appraisal in respect of such shares.

   Neither voting in person or by proxy against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

   Only a holder of record of shares of common stock issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that such stockholder intends thereby to demand appraisal of such stockholder's common stock.

   If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners.

   A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

   A stockholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to ERC Industries, Inc., 1441 Park Ten Boulevard, Houston, Texas 77084, Attention: Iain Murray, Secretary.

   Within ten days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former stockholder of ERC who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the effective time, but not thereafter, either the surviving corporation or any holder of Dissenting Shares who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the value of all Dissenting Shares held by dissenting stockholders. ERC is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as ERC has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the effective time of the merger (or at any time thereafter with the written consent of ERC), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration.

   Within 120 days after the effective time, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail such statement to the stockholder within 10 days of receipt of such request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

   A stockholder timely filing a petition for appraisal with the Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

   After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a holder of Dissenting Shares, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions are not opinions as to fair value under Section 262.

   In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

   Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time).

   Any stockholder may withdraw its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of such stockholder's demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Chancery Court will be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the merger consideration.

   Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder's statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

                   SUMMARY CONSOLIDATED FINANCIAL DATA OF ERC

   The following table presents summary historical consolidated financial data of ERC as of and for each of the two fiscal years in the period ended December 31, 1999. These data have been derived from consolidated financial statements of ERC incorporated by reference in this proxy statement. No pro forma data giving effect to the merger have been provided because ERC does not believe such information is material to stockholders in evaluating the proposed merger and merger agreement since (1) the proposed merger consideration is all cash and (2) if the merger is completed, ERC's common stock would cease to be publicly traded.

   The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and ERC's consolidated financial statements, accompanying notes and other financial information included in ERC's annual report on Form 10-K incorporated by reference in this proxy statement. See "Where You Can Find More Information." The data presented below includes the effects of the acquisition of Bompet C.A. completed in February 1998 and the acquisition of Church Oil Tools, Inc. completed in July 1997. Each of these acquisitions was accounted for as a purchase. In addition, the data reflects the acquisitions of Wood Group Pressure Control and Engineering Services Limited and Wood Group Pressure Control (Arabian) LLC on May 14, 1999, which acquisitions have been accounted for in a manner similar to a pooling of interests. Accordingly, the historical financial information of ERC for periods prior to these acquisitions has been restated as though the acquisitions had been made from the period when they first were under the control of Wood Group.

                                                               As of and for
                                                               the year ended
                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              --------  -------
                                                               (in thousands,
                                                                   except
                                                               ratios and per
                                                                share data)
Revenues..................................................... $117,679  $88,876
Gross profit.................................................   29,395   19,549
Operating income (loss)......................................    2,367   (4,214)
Net income (loss)............................................     (647)  (5,897)
Income per share from continuing operations..................    (0.02)   (0.20)
Diluted net income (loss) per share..........................    (0.02)   (0.20)
Ratio of earnings to fixed charges (1).......................       --    1.16x
Current assets...............................................   63,093   60,394
Current liabilities..........................................   41,737   43,045
Total assets.................................................   77,314   71,221
Total liabilities............................................   44,547   44,661
Working capital..............................................   21,356   17,349
Book value per share.........................................     0.92     1.14

--------
(1) The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. For these purposes, "earnings" consist of earnings before income taxes plus fixed charges. "Fixed charges" consist of interest expense. For the year ended December 31, 1999, earnings were inadequate to cover fixed charges by $6.0 million.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

Lines of Credit

   On September 2, 1998, ERC obtained a $22 million secured line of credit with Wood Group. The line bears interest at the LIBOR rate plus 0.85%, which was approximately 6.5% and 5.9% at December 31, 1999 and 1998, respectively. At December 31, 1999, loan amounts outstanding under the agreement were $12.3 million.

   Two subsidiaries of ERC, Wood Group Pressure Control Limited ("WGPCL") and Wood Group Pressure Control and Engineering Services Limited, have lines of credit with a bank in Scotland provided as part of a group banking arrangement with Wood Group. The lines of credit are used for the purpose of general working capital requirements and provide overdraft and documentary credit facilities. Interest payable on the overdrafts is equal to the bank's base rate plus 1% per annum. At December 31, 1999, the bank's base rate was 5.5% (1998:
6.25%). The amounts outstanding under this agreement at December 31, 1999 and 1998 were $8.3 million and $3.6 million, respectively.

   WGPCL has a loan from Wood Group at December 1999 and 1998 amounting to $3.2 million, which is repayable on demand. The loan is used for the purpose of general working capital requirements. Interest payable on the loan is charged at base rate plus 0.85% per annum.

   ERC's Abu Dhabi subsidiary has a line of credit of up to $0.5 million with a bank in Scotland provided as part of a group banking arrangement with Wood Group. The amount outstanding under this agreement at December 31, 1999 was $0.4 million (1998: $0.3 million). Interest is charged at bank base rate plus 0.5%. At December 31, 1999 the base rate was 7.25% (1998: 6.48%). The line of credit is used for the purpose of general working capital requirements and provides overdraft and documentary facilities. In addition, the subsidiary has a loan of $0.7 million at December 31, 1999 and 1998 from Wood Group. Interest payable on the loan is charged at 6.7%.

Management Support Fee

   ERC and Wood Group have agreed to an annual provision for administrative and financial services fees in amounts to be determined on an annual basis. ERC paid or accrued $667,000 in such fees for the fiscal year ended December 31, 1999.

Pressure Control Acquisition

   In May 1999, ERC, in a privately negotiated transaction, completed its acquisition from Wood Group of all of the outstanding capital stock of Wood Group Pressure Control Holdings Limited ("Holdings"). Prior to the acquisition, Holdings was a wholly owned subsidiary of Wood Group.

   The sole assets of Holdings consist of all of the issued and outstanding capital stock of each of Wood Group Pressure Control and Engineering Services Limited and Wood Group Engineering (Middle East) Limited, which in turn beneficially owns Wood Group Pressure Control (Arabian) LLC. These companies market, manufacture and service products used in the drilling and production segment of the oil and gas industry, primarily consisting of the repair and overhaul of valves and wellheads. They operate out of one facility located in Scotland and one facility in the United Arab Emirates.

   In connection with the transaction, as part of the consideration for the acquisition, ERC granted certain registration rights to Wood Group pursuant to a registration rights agreement. Under the terms of that agreement, ERC granted to Wood Group and its assignees the right to require ERC to register the offer and sale of the ERC common stock issued in the transaction and the common stock issuable upon the conversion of the Series A Cumulative Convertible Preferred Stock up to two times, subject to certain deferral and cutback provisions. In addition, ERC also granted to Wood Group and its assignees certain incidental or "piggyback" registration rights, which allow Wood Group to participate in certain underwritten public offerings initiated by ERC, subject to certain limitations and conditions set forth in the agreement. Under the terms of the agreement, the ability of Wood Group to exercise such rights may not be subordinated or subject to registration rights of any other person or entity. The rights granted under the agreement terminate on the earlier of (1) the fifth anniversary date of the agreement, or (2) such time as the shares may be immediately sold under Rule 144 under the Securities Act of 1933 during any 90-day period.

   Prior to the consummation of the transactions, Wood Group owned approximately 88.5% of the outstanding shares of ERC's common stock. Prior to the negotiation and consummation of this transaction, ERC's Board of Directors appointed a special committee consisting of its two outside independent directors to evaluate and negotiate the transaction. The special committee engaged Schroder & Co. Inc. as its financial advisor to assist it in evaluating and determining the fairness of the transaction to ERC's stockholders. On February 1, 1999, Schroders delivered an opinion stating that the consideration to be received by ERC in the transaction was fair to ERC's stockholders from a financial point of view. Because the terms, conditions and consideration for the transaction as consummated were the same as the terms, conditions and consideration analyzed by Schroders, and the valuation of the acquired companies increased since the date of the fairness opinion, the special committee determined that the transaction was fair to ERC's stockholders as of the date of the acquisition.

   In connection with the transaction and in exchange for all of the shares of the capital stock of Holdings, ERC issued to Wood Group 1,350,000 shares of ERC common stock, representing approximately 0.5% of the issued and outstanding shares of Common Stock. In addition, ERC issued 1,850,000 shares of its Series A Cumulative Convertible Preferred Stock. The total dollar value of the transaction was approximately $5.2 million, including debt assumed by ERC. In February 2000, Wood Group converted such shares of preferred stock into 1,850,000 shares of common stock.

Other Registration Rights Agreements

   In June 1996 and September 1997, Wood Group purchased from ERC an aggregate of 13.6 million shares of ERC common stock. In connection with such purchases, ERC granted registration rights to Wood Group under two registration rights agreements. Under such agreements, Wood Group has demand registration rights pursuant to which Wood Group may request, not more than two times, registration by ERC of any or all of the shares of common stock purchased within 120 days after notice to ERC. Wood Group also has piggyback registration rights with respect to 6.3 million of the shares, which allow Wood Group to participate in underwritten public offerings initiated by ERC during the five years after the date of the agreement, subject to limitations and conditions in that agreement. The ability of Wood Group to exercise the rights granted under the agreements may not be subordinated or subject to registration rights granted to any other person or entity.

   The rights granted under each agreement terminate, and the registration rights will not be exercisable by Wood Group, on the earlier of (1) the fifth anniversary date of such agreement, or (2) at such time as all the shares subject to the agreement may immediately be sold under Rule 144 under the Securities Act of 1933 during any 90-day period.

                          MARKET FOR THE COMMON STOCK

Common Stock Market Price Information; Dividend Information

   ERC's common stock is traded on the over-the-counter market under the symbol "ERCI". Prior to November 8, 1999, the common stock was traded on the Nasdaq Stock Market. For periods prior to November 8, 1999, the following table shows the per share high and low sales prices reported on the Nasdaq Stock Market for transactions in the common stock for the periods indicated. For periods after November 8, 1999, the table shows the per share high and low bid prices reported by Muller Data Corp. for transactions in the common stock for the periods indicated.

                                                                       Price
                                                                    -----------
                                                                    High   Low
                                                                    ----- -----
1998
First Quarter...................................................... $4.50 $1.88
Second Quarter.....................................................  3.25  2.00
Third Quarter......................................................  2.38  1.63
Fourth Quarter.....................................................  1.75  0.50
1999
First Quarter......................................................  1.47  0.69
Second Quarter.....................................................  2.25  0.69
Third Quarter......................................................  1.19  0.69
Fourth Quarter.....................................................  1.56  0.44
2000
First Quarter......................................................  1.63  1.31
Second Quarter (through              , 2000).......................

   On November 17, 1999, the last full trading day prior to the day on which Wood Group proposed to purchase the shares of ERC common stock it did not already own, the closing price for the common stock was $0.44 per share. On March 28, 2000, the last full trading day prior to the day on which the execution of the merger agreement was publicly announced, the closing price for
the common stock was $1.44 per share. On             , 2000, the last trading
day prior to the date of this proxy statement, the closing price for the common
stock was $    per share.

   The market price for common stock is subject to fluctuation, and stockholders are urged to obtain current market quotations. No assurance can be given as to the future price of or market for common stock.

   No cash dividends have been paid during the last two years by ERC on its common stock.

Common Stock Purchase Information

   Except as provided below, from December 31, 1999 through           , 2000,
none of ERC, Wood Group, ERC Acquisition, any director, executive officer or controlling person of ERC, Wood Group or ERC Acquisition, pension, profit-sharing or similar plan of ERC, Wood Group or ERC Acquisition, or any associate or majority-owned subsidiary of ERC, Wood Group or ERC Acquisition has effected any purchases or sales of ERC common stock.

   In May 1999, ERC issued to Wood Group, in exchange for all the outstanding capital stock of Wood Group Pressure Control Holdings Limited, 1,350,000 shares of ERC common stock and 1,850,000 shares of its Series A Cumulative Convertible Preferred Stock, which are convertible into an equal number of shares of ERC common stock. In February 2000, Wood Group converted such shares of preferred stock into 1,850,000 shares of common stock. Please read "Certain Relationships and Transactions--Pressure Control Acquisition."

                              SECURITIES OWNERSHIP

   This section provides information as of March 31, 2000 with respect to the beneficial ownership of ERC's common stock by the persons or entities identified below. Under the SEC rules generally, a person is deemed to be a "beneficial owner" of a security if he has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. Thus, more than one person may be deemed a beneficial owner of the same security. Except as otherwise indicated, each person listed below has informed ERC that such person has (1) sole voting and investment power with respect to such person's shares of stock, except to the extent that authority is shared by spouses under applicable law, and (2) record and beneficial ownership with respect to such person's shares of stock.

   ERC. The following table presents information about the beneficial ownership of ERC's common stock by each person or group known by ERC to own more than 5% of the common stock and by each director, executive officer and controlling person of ERC, any pension, profit-sharing or similar plan of ERC, or any associate or majority-owned subsidiary of ERC, and by all directors and executive officers of ERC as a group:

                                                                   Percentage
                                                                       of
                                                        Number of  Outstanding
                                                          Shares     Shares
               Name of Beneficial Owner                   Owned       Owned
               ------------------------                 ---------- -----------
John Wood Group PLC (1)................................ 27,537,702    89.7%
Wendell R. Brooks......................................         --      --
Alan Senn..............................................         --      --
Jorge E. Estrada.......................................         --      --
Allister G. Langlands..................................         --      --
John Derek Prichard-Jones..............................         --      --
George Tilley..........................................         --      --
James E. Klima.........................................         --      --
Heinrich Lang..........................................         --      --
Directors and executive officers of ERC as a group (8
 persons)..............................................         --      --

--------
(1) Includes 1,850,000 shares of common stock issued in February 2000 upon conversion of the shares of Series A Cumulative Convertible Preferred Stock held by John Wood Group PLC.

   Wood Group. No director, executive officer or controlling person of Wood Group, or any pension, profit-sharing or similar plan of Wood Group or any associate or majority-owned subsidiary of Wood Group beneficially owns any common stock of ERC.

   ERC Acquisition. None of ERC Acquisition, any pension, profit-sharing or similar plan of ERC Acquisition or any associate or majority-owned subsidiary of ERC Acquisition beneficially owns any shares of ERC common stock. No director, executive officer or controlling person of ERC Acquisition beneficially owns any shares of ERC common stock other than Wood Group. The beneficial ownership information for Wood Group is provided above in this section under the subheading "ERC."

                                   MANAGEMENT

Directors and Executive Officers of ERC

   Presented below are the name and business address of each director, executive officer and controlling person of ERC, the current principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted, and the material occupations, positions, offices and employment and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Allister G. Langlands is a citizen of the United Kingdom, Jorge E. Estrada is a citizen of Colombia and the remaining directors and executive officers are citizens of the United States. Unless otherwise indicated below, the business address of each director and executive officer is c/o ERC Industries, Inc., 1441 Park Ten Boulevard, Houston, Texas 77084. For the last five years, none of such persons has been convicted in a criminal proceeding, nor have any of such persons been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name                              Business Address and Principal Occupation
----                              -----------------------------------------
Wendell R. Brooks.......... Mr. Brooks was elected as a director of ERC in
                            August 1995 and Chief Executive Officer in 1998.
                            Since June 1999,
                            Mr. Brooks has served as Chairman of the Board. Mr.
                            Brooks has over 20 years of general management
                            experience in the oil and gas service industry. He
                            has been involved in business development
                            activities, including acquisitions and mergers for
                            Wood Group Petroleum Services, Inc., a Houston-
                            based, indirect, wholly owned subsidiary of Wood
                            Group performing administrative services for Wood
                            Group's U.S. operations.
                            Mr. Brooks currently serves as President and Chief
                            Operating Officer of Wood Group Petroleum Services,
                            Inc. Prior to joining Wood Group in June 1994, Mr.
                            Brooks served for nine years as President and CEO of
                            Del Norte Technology, Inc., an international
                            supplier of equipment and services to the offshore
                            oil and gas industry. He has been a director of Wood
                            Group since January 1999.

Alan Senn.................. Mr. Senn joined ERC in 1978. He has served in all levels of operations including management positions
                            within ERC's U.S. operations. In January 1998, Mr.
                            Senn was promoted to Senior Vice President, U.S.
                            Operations with areas of responsibility including
                            North American operations and manufacturing and
                            became President and Chief Operating Officer of ERC
                            in July 1998. Mr. Senn was elected to ERC's Board of
                            Directors in June 1999.

Jorge E. Estrada........... Mr. Estrada joined ERC as a director in March 1998.
                            Since 1987, Mr. Estrada has been President and Chief
                            Executive Officer of JEMPSA Media & Entertainment, a
                            company he founded that specializes in the Spanish
                            and Latin American entertainment industry, located
                            at Lavalle 2024, Pizo8, (1051) Buenos Aires,
                            Argentina. Since 1993, Mr. Estrada has been a
                            director of Pride International, Inc., a public
                            contract drilling and workover service company based
                            in Houston, Texas. He also serves as a director for
                            Production Operators, Inc., a Delaware corporation,
                            which is engaged in compression and other gas
                            handling services in the oil field services
                            industry. Previously, Mr. Estrada served as
                            President-Worldwide Drilling Division of Geosource,
                            and Vice President of Geosource Exploration
                            Division-Latin America.

Name                                Business Address and Principal Occupation
----                                -----------------------------------------
Allister G. Langlands........... Mr. Langlands has served as a director of ERC since 1993. Mr. Langlands is a Qualified
                                 Chartered Accountant. He has been Finance
                                 Director of Wood Group since August 1991 and
                                 Deputy Managing Director since January 2000.
                                 From 1989 to August 1991, Mr. Langlands was a
                                 partner in the international accounting firm of
                                 Coopers & Lybrand Deloitte and its predecessor
                                 Deloitte Haskins & Sells.

John Derek Prichard-Jones...... Mr. Prichard-Jones has served as a director of
                                ERC since 1993. Mr. Prichard-Jones served as
                                Chairman of ERC from February 1993 until June
                                1999. Since 1991,
                                Mr. Jones has served as Chairman and Chief
                                Executive Officer of Wood Group Petroleum
                                Services, Inc. From 1990 to 1991, Mr. Jones
                                served as Vice President - Manufacturing of
                                Western Atlas Inc., a well logging and seismic
                                company headquartered in Houston, Texas.
                                Mr. Jones served as President of Computalog USA
                                Inc., an oilfield services company having its
                                principal executive offices located in Houston,
                                Texas, from 1989 to 1990.

George Tilley.................. Mr. Tilley joined ERC as a director in 1993 and resigned from the Board of Directors as of
                                November 1, 1997.
                                Mr. Tilley was appointed as a director by the
                                Board of Directors in September 1999 to fill the
                                vacancy caused by the death of one of ERC's
                                directors. From June 1993 to November 1996, Mr.
                                Tilley served as President and Chief Executive
                                Officer of Grant Geophysical, Inc., a public
                                company providing geophysical services to the
                                oil industry, located at 16850 Park Row,
                                Houston, Texas 77084. Prior to his position with
                                Grant, Mr. Tilley was the President and Chief
                                Executive Officer of Halliburton Geophysical
                                Services, a division of Halliburton Company,
                                from 1990 to 1992. Prior to 1990, Mr. Tilley
                                held other positions with Halliburton.

James E. Klima.................. Mr. Klima joined ERC in October 1995 as Vice
                                 President and Chief Financial Officer. From May
                                 1991 to October 1995, Mr. Klima served as Chief
                                 Financial Officer of CTC International, a
                                 privately held oil and gas service company
                                 located at 4265 San Felipe, Suite 400, Houston,
                                 Texas 77027. Mr. Klima has over 22 years of
                                 financial management experience and
                                 international expertise in the oil and gas
                                 industry with such companies as Combustion
                                 Engineering, Gray Tool, Vetco Gray and CTC
                                 International.

Heinrich Lang.................. Mr. Lang joined ERC in July 1996 in the position of Vice President, Engineering and Business
                                Development. From June 1992 to July 1996, Mr.
                                Lang served as Manager of wellhead engineering
                                for Ingram-Cactus Company, a privately held
                                oilfield service company located at One Greenway
                                Plaza, Suite 200, Houston, Texas 77046.
                                Mr. Lang has over 25 years of experience in the
                                wellhead and valve industry with such companies
                                as Gray Tool, Vetco Gray and Ingram-Cactus.

Directors and Executive Officers of ERC Acquisition

   Messrs. Brooks, Langlands, Prichard-Jones and Senn are the initial directors of ERC Acquisition. Mr. Brooks is the president. Information regarding those persons is described above in this section under the subheading "Directors and Executive Officers of ERC."

Executive and Nonexecutive Directors of Wood Group

   Presented below are the name and business address of each executive and nonexecutive director and each controlling person of Wood Group (other than Messrs. Brooks and Langlands), the current principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted, and the material occupations, positions, offices and employment and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Information regarding Messrs. Brooks and Langlands is described above in this section under the subheading "Directors and Executive Officers of ERC." Each person listed below is a citizen of the United Kingdom. Unless otherwise indicated below, the business address of each person listed below is c/o John Wood Group PLC, John Wood House, Greenwell Road, East Tullos, Aberdeen, Scotland AB1 4AX. For the last five years, none of such persons has been convicted in a criminal proceeding, nor have any of such persons been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

           Name                   Business Address and Principal Occupation
           ----             ----------------------------------------------------
Sir Ian Wood............... Sir Wood has served as the Managing Director of Wood
                            Group since 1967 and Chairman of Wood Group since
                            1982. Sir Wood pioneered Wood Group's development
                            into oil industry related markets in the 1970s.
                            He is the Chairman of Scottish Enterprise, the
                            Chairman of the OSO Industry Board, the Chairman of
                            J W Holdings Limited, a member of the Scottish
                            Business Forum, and a member of the Government Oil
                            and Gas Industry Task Force.

Edwin C. Garrett................ Mr. Garrett has served as the nonexecutive Vice
                                 Chairman of Wood Group since 1992. Mr. Garrett
                                 joined Wood Group in 1968. He is a Chartered
                                 Secretary and a Fellow of the Association of
                                 Corporate Treasurers and the Vice Chairman of
                                 J W Holdings Limited.

Ewan Brown................. Mr. Brown has served as a nonexecutive director of
                            Wood Group since February 1983. For the past five
                            years, he has served as a merchant banker and an
                            executive director of Noble Grossart Limited, 48
                            Queen Street, Edinburgh, EH2 3NR.
                            Mr. Brown also serves as Chairman of Dunedin Income
                            Growth Trust Plc and of TSB Bank Scotland PLC and as
                            a nonexecutive director of Lloyds TSB Group Plc,
                            Stagecoach Holdings PLC and a number of other
                            companies.

John C. Morgan.............. Mr. Morgan has served as a nonexecutive director of
                             Wood Group since October 1998. From January 1994 to
                             January 1997, he was President of BP Exploration
                             (Alaska) Inc., 900 E. Benson Blvd., Anchorage,
                             Alaska 99519. Since February 1997, Mr. Morgan has
                             been an independent consultant. He also serves as a
                             director of Venture Production Company Ltd. and of
                             Concept Systems Holdings Ltd.

William Edgar.............. Mr. Edgar has served as Group Director responsible for the Engineering & Operations Support division of
                            Wood Group since March 1995. Mr. Edgar joined Wood
                            Group in September 1995 as Chairman of Wood Group
                            Engineering. From 1990 to 1995, he was the Chief
                            Executive Officer of the National Engineering
                            Laboratory in East Kilbride, Scotland. Mr. Edgar
                            also has served as a director of Vickers Marine
                            Engineering Division and of Seaforth Maritime
                            Limited.

Tom Motherwell................ Mr. Motherwell has served as Group Director responsible for the Gas Turbines division of Wood
                               Group since joining the division in 1985.

                            INDEPENDENT ACCOUNTANTS

   The consolidated financial statements of ERC as of December 31, 1999 and 1998 and for the three years in the period ended December 31, 1999, incorporated in this proxy statement by reference to its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

   If the merger is consummated, there will be no public stockholders of ERC and no public participation in any future meetings of stockholders of ERC. However, if the merger is not consummated, ERC's public stockholders will continue to be entitled to attend and participate in ERC's stockholder meetings. Pursuant to Rule 14a-8 promulgated by the SEC, any ERC stockholder who wishes to present a proposal at the 2000 annual meeting of stockholders of ERC (in the event the merger is not consummated) and who wishes to have such proposal included in ERC's proxy statement for that meeting must deliver a copy of such proposal to ERC's offices at 1441 Park Ten Blvd., Houston, Texas 77084,
Attention: Secretary, by May 10, 2000.

   ERC's bylaws contain a provision requiring that a stockholder may bring other business before an annual stockholder meeting only if written notice of such business by such stockholder has been given to the Secretary of ERC not later than 45 nor more than 60 days prior to an annual meeting. If less than 55 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than 10 days after the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

                      WHERE YOU CAN FIND MORE INFORMATION

   ERC files annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials ERC files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information ERC files electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

   Because the merger is a "going private" transaction, ERC Acquisition, Wood Group and ERC have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Securities Exchange Act of 1934 with respect to the merger. The
Schedule 13E-3 and the reports, proxy statements and other information ERC files with the SEC contain additional information about ERC. A copy of the written report presented by Schroder & Co. Inc. to the Special Committee, including Schroders' opinion as to the fairness of the consideration to be received in the merger, was filed as an exhibit to such Schedule 13E-3. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of ERC during regular business hours by any interested stockholder of ERC, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail by written request directed to ERC Industries, Inc., 1441 Park Ten Boulevard, Houston, Texas 77084, Attn: Secretary; telephone number (281) 398-8901.

   ERC is incorporating by reference information it files with the SEC, which means that it is disclosing important information to you by referring you to those documents. The information ERC incorporates by reference is an important part of this prospectus, and later information that ERC files with the SEC automatically will update and supersede this information. ERC incorporates by reference its annual report on Form 10-K for the year ended December 31, 1999, including the financial statements therein, and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the date of the special meeting of ERC stockholders.

   ERC undertakes to provide by first class mail, without charge and within one business day of receipt of any request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to ERC Industries, Inc., 1441 Park Ten Boulevard, Houston, Texas 77084, Attn: Secretary; telephone number (281) 398-8901.

                                 OTHER BUSINESS

   The Board of Directors of ERC does not know of any other matters to be presented for action at the special meeting other than as described in this proxy statement. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment unless they are directed by a proxy to do otherwise.

                                          By Order of the Board of Directors

                                          /s/ Wendell R. Brooks
                                          Wendell R. Brooks
                                          Chairman

Houston, Texas
     , 2000

                                                                      APPENDIX A





             ====================================================



                         AGREEMENT AND PLAN OF MERGER


                                     among

                             JOHN WOOD GROUP PLC,


                             ERC ACQUISITION, INC.

                                      and

                             ERC INDUSTRIES, INC.


                          Dated as of March 29, 2000



             ====================================================

                               TABLE OF CONTENTS

                                   ARTICLE 1
                                  THE MERGER

Section 1.1    The Merger...................................................A-1
Section 1.2    The Closing..................................................A-1
Section 1.3    Effective Time...............................................A-1

                                   ARTICLE 2
                    CERTIFICATE OF INCORPORATION AND BYLAWS
                         OF THE SURVIVING CORPORATION

Section 2.1    Certificate of Incorporation.................................A-2
Section 2.2    Bylaws.......................................................A-2

                                   ARTICLE 3
                         DIRECTORS AND OFFICERS OF THE
                             SURVIVING CORPORATION

Section 3.1    Directors of Surviving Corporation...........................A-2
Section 3.2    Officers of Surviving Corporation............................A-2

                                   ARTICLE 4
               EFFECT OF THE MERGERS ON THE CAPITAL STOCK OF THE
                           CONSTITUENT CORPORATIONS

Section 4.1    Effect of Merger on Capital Stock............................A-2
Section 4.2    Exchange of Certificates Representing Company Common Stock...A-3
Section 4.3    Dissenting Shares............................................A-4
Section 4.4    Adjustment of Consideration..................................A-4
Section 4.5    Treatment of Units...........................................A-4

                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1    Existence; Good Standing; Corporate Authority................A-4
Section 5.2    Authorization, Validity and Effect of Agreements.............A-4
Section 5.3    Capitalization...............................................A-5
Section 5.4    No Conflict..................................................A-5
Section 5.5    SEC Documents................................................A-5
Section 5.6    No Brokers...................................................A-6
Section 5.7    Vote Required................................................A-6
Section 5.8    Opinion of Financial Advisor.................................A-6

                                   ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PARENT
                                AND MERGER SUB

Section 6.1    Existence; Good Standing; Corporate Authority................A-6
Section 6.2    Authorization, Validity and Effect of Agreements.............A-6
Section 6.3    No Brokers...................................................A-7

Section 6.4    No Conflict..................................................A-7
Section 6.5    Merger Sub...................................................A-7
Section 6.6    Financing....................................................A-7

                                   ARTICLE 7
                                   COVENANTS

Section 7.1    Conduct of Businesses........................................A-7
Section 7.2    Meetings of Stockholders.....................................A-8
Section 7.3    Proxy Statement..............................................A-8
Section 7.4    Expenses.....................................................A-9
Section 7.5    Consents.....................................................A-9
Section 7.6    Publicity....................................................A-9
Section 7.7    Indemnification; Insurance...................................A-9

                                   ARTICLE 8
                                  CONDITIONS

Section 8.1    Conditions to Each Party's Obligation to Effect the Merger...A-10
Section 8.2    Conditions to Obligation of the Company to Effect the
                Merger......................................................A-10
Section 8.3    Conditions to Obligation of Parent and Merger Sub to
                Effect the Merger...........................................A-11

                                   ARTICLE 9
                                  TERMINATION

Section 9.1    Termination by Mutual Consent................................A-11
Section 9.2    Termination by Parent or the Company.........................A-11
Section 9.3    Termination by the Company...................................A-11
Section 9.4    Termination by Parent........................................A-12
Section 9.5    Effect of Termination........................................A-12
Section 9.6    Extension; Waiver............................................A-12

                                  ARTICLE 10
                              GENERAL PROVISIONS

Section 10.1   Nonsurvival of Representations, Warranties and Agreements....A-12
Section 10.2   Notices......................................................A-12
Section 10.3   Assignment; Binding Effect; Benefit..........................A-13
Section 10.4   Entire Agreement.............................................A-13
Section 10.5   Amendments...................................................A-14
Section 10.6   Governing Law................................................A-14
Section 10.7   Counterparts.................................................A-14
Section 10.8   Headings.....................................................A-14
Section 10.9   Interpretation...............................................A-14
Section 10.10  Waivers......................................................A-14
Section 10.11  Severability.................................................A-15
Section 10.12  Obligation of Parent.........................................A-15
Section 10.13  Subsidiaries.................................................A-15
Section 10.14  Action by the Company........................................A-15

                         AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of March 29, 2000 is among John Wood Group PLC, a company incorporated in the United Kingdom and registered in Scotland ("Parent"), ERC Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and ERC Industries, Inc., a Delaware corporation (the "Company").

                                   RECITALS

                  WHEREAS, as of the date hereof, Parent owns 89.7% of the outstanding shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock");

                  WHEREAS, the parties hereto desire to merge Merger Sub with and into the Company (the "Merger"), with the Company surviving as a wholly owned subsidiary of Parent, pursuant to which each share of the Company Common Stock not owned by Parent will be converted into the right to receive $1.60 in cash;

                  WHEREAS, the respective Boards of Directors of Merger Sub and the Company have determined the Merger, in the manner contemplated herein, to be advisable and in the best interests of their respective corporations and stockholders and to be consistent with, and in furtherance of, their respective business strategies and goals, and, by resolutions duly adopted, have approved and adopted this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGER

                  Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the General Corporation Law of the State of Delaware (the "DGCL").

                  Section 1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Baker & Botts L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas, at 9:00 a.m., local time, on the first business day on which the last to be fulfilled or waived of the conditions set forth in
Article 8 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                  Section 1.3 Effective Time. If all the conditions to the Merger set forth in Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in
Article 9, Parent, Merger Sub and the Company shall cause a certificate of merger (the "Certificate of Merger") meeting the requirements of section 251 of the DGCL to be properly executed and filed in accordance with such section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

                    CERTIFICATE OF INCORPORATION AND BYLAWS
                         OF THE SURVIVING CORPORATION

                  Section 2.1 Certificate of Incorporation. The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

                  Section 2.2 Bylaws. The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 3

                         DIRECTORS AND OFFICERS OF THE
                             SURVIVING CORPORATION

                  Section 3.1 Directors of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

                  Section 3.2 Officers of Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                   ARTICLE 4

               EFFECT OF THE MERGERS ON THE CAPITAL STOCK OF THE
                           CONSTITUENT CORPORATIONS

                  Section 4.1    Effect of Merger on Capital Stock.

                  (a) At the Effective Time, each share of the common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

                  (b) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined in Section 4.3) and (ii) shares of Company Common Stock (x) held in the Company's treasury or (y) owned by Parent, Merger Sub or any other wholly owned Subsidiary (as defined in Section 10.13) of Parent or the Company) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $1.60 in cash (the "Consideration"), subject to adjustment as provided in Section 4.4.

                  (c) As a result of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certification") representing any shares of Company Common Stock (other than (i) Dissenting Shares and (ii) shares of Company Common Stock (x) held in the Company's treasury or (y) owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent or the Company) shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, the Consideration in accordance with Section 4.2(b) upon the surrender of such Certificate.

                  (d) Each share of Company Common Stock and all other shares of capital stock of the Company that are held in the Company's treasury, and each share of Company Common Stock and all other shares of capital stock of the Company that are owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent or the Company, shall, at the Effective Time and by virtue of the Merger, cease to be outstanding, be canceled and retired and cease to exist without payment of any consideration therefor, and no stock of Parent or other consideration shall be delivered in exchange therefor.

                  Section 4.2 Exchange of Certificates Representing Company Common Stock.

                  (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock (other than Dissenting Shares), for exchange in accordance with this Article 4, cash in an amount equal to the total aggregate Consideration (such cash being hereinafter referred to as the "Exchange Fund") to be paid pursuant to Section 4.1(b) in exchange for outstanding shares of Company Common Stock.

                  (b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Certificates (other than to (i) holders of Dissenting Shares and (ii) holders of Company Common Stock that, pursuant to Section 4.1(d), are canceled without payment of any consideration therefor): (A) a letter of transmittal (the "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and
(B) instructions for use in effecting the surrender of the Certificates in exchange for the Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange for each share of Company Common Stock represented by such Certificate cash in an amount equal to the Consideration, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Consideration shall be paid to such a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                  (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, the presented Certificates shall be canceled and exchanged for cash in an amount equal to the Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4.

                  (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered to Parent. Any former stockholders of the Company who have not theretofore complied with this
Article 4 shall thereafter look only to Parent for payment of the Consideration deliverable in respect of each Certificate such former stockholder holds as determined pursuant to this Agreement.

                  (e) None of Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (f) Parent and the Exchange Agent shall be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent reasonably determines is required to be deducted and withheld with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of

Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

                  (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate cash in an amount equal to the Consideration deliverable in respect thereof pursuant to this Agreement.

                  Section 4.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, no share of Company Common Stock, the holder of which shall not have voted shares in favor of the Merger and shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (a "Dissenting Share"), shall be deemed converted into and to represent the right to receive the Consideration hereunder; and the holders of Dissenting Shares, if any, shall be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by the DGCL, subsequently deliver a written withdrawal of his or her demand for appraisal of such Dissenting Shares, (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such Section 262 or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 262, such holder or holders (as the case may be) shall forfeit such right to payment for such Dissenting Shares pursuant to such Section 262 and each such Dissenting Share shall thereupon be deemed to be converted into the right to receive the Consideration.

                  Section 4.4 Adjustment of Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the Company changes the number of shares of Company Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction without receipt of consideration with respect to Company Common Stock, the Consideration shall be appropriately adjusted.

                  Section 4.5 Treatment of Units. All units outstanding as of the Effective Time under the Company's long-term incentive plan (the "LTIP") shall continue in full force and effect and shall not be affected in any manner as a result of the Merger.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent that:

                  Section 5.1 Existence; Good Standing; Corporate Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the Company's certificate of incorporation and bylaws previously made available to Parent are true and correct and contain all amendments as of the date hereof.

                  Section 5.2 Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby. This Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby has been duly authorized and approved by a unanimous vote of a special committee of the Board of Directors of the Company consisting solely of directors who are not affiliated with Parent (the "Special Committee") and by all other requisite corporate action, other than, with respect to the Merger, the approval and adoption of this

Agreement by the Company's stockholders. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  Section 5.3 Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 10,000,000 shares of serial preferred stock, par value $1.00 per share, of the Company ("Company Preferred Stock"). As of March 29, 2000, (i) 30,698,272 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding and (ii) no shares of Company Common Stock or Company Preferred Stock were reserved for issuance. All such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of the Company or any of its Subsidiaries. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

                  Section 5.4    No Conflict.

                  (a) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of the Company; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any lien upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Company Material Adverse Effect.

                  (b) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filings provided for in Article 1 and (ii) filings required the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the meeting of the stockholders of the Company to approve and adopt this Agreement and the transactions contemplated hereby (collectively, the "Filings"), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have a Company Material Adverse Effect.

                  Section 5.5 SEC Documents. The Company has made available to Parent each registration statement, report, schedule, proxy statement or information statement (other than preliminary materials) filed by the Company with the Securities and Exchange Commission (the "SEC") since January 1, 1998, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and changes in stockholder's equity of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1998, including all notes thereto, as of such date, neither the Company nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which would not have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 5.6 No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Special Committee has retained
Schroder & Co. Inc. as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

                  Section 5.7 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock, together with the vote contemplated by Section 8.1(a)(ii), is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

                  Section 5.8 Opinion of Financial Advisor. The Special Committee has received the opinion dated March 28, 2000 (the "Fairness Opinion") of Schroder & Co. Inc. to the effect that, as of the date thereof, the Consideration is fair, from a financial point of view, to the holders of the Company Common Stock other than Parent.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF PARENT
                                AND MERGER SUB

                  Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

                  Section 6.1 Existence; Good Standing; Corporate Authority. Parent and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Parent has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Parent's certificate of incorporation and bylaws previously made available to the Company are true and correct and contain all amendments as of the date hereof.

                  Section 6.2 Authorization, Validity and Effect of Agreements. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action on the part of Parent and Merger Sub. This Agreement constitutes the valid and legally binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  Section 6.3 No Brokers. Parent has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of the Company or Parent to pay any finders' fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                  Section 6.4    No Conflict.

                  (a) Neither the execution and delivery by Parent and Merger Sub of this Agreement nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will:
(i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any lien upon any of the properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Parent or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

                  (b) Neither the execution and delivery by Parent or Merger Sub of this Agreement nor the consummation by Parent or Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than the Filings, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have a Parent Material Adverse Effect.

                  Section 6.5 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any activities other than in connection with or as contemplated by this Agreement.

                  Section 6.6 Financing. Parent has the financial resources to consummate the transactions contemplated by this Agreement and to pay the total aggregate Consideration.

                                   ARTICLE 7

                                   COVENANTS

                  Section 7.1 Conduct of Businesses. Prior to the Effective Time, except as expressly contemplated by any other provision of this Agreement or as required by applicable law, unless Parent has consented in writing thereto, the Company:

                  (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                  (b) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

                  (c) shall not amend its certificate of incorporation or bylaws;

                  (d) shall promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                  (e) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; (iii) increase any compensation or benefits, except in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any of its present or future officers or directors, except with new employees consistent with past practice; or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

                  (f) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

                  (g) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) that are material to the Company, individually or in the aggregate, except in the ordinary course of business;

                  (h) shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions; and

                  (i) shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto (i) to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or (ii) to consummate the Merger.

                  Section 7.2    Meetings of Stockholders.

                  (a) The Company will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval and adoption of this Agreement and the Merger.

                  (b) The Company, through the Special Committee, shall recommend approval of such matters subject to the determination by the Board of Directors of the Company after consultation with counsel that recommending approval of such matters would not be inconsistent with its fiduciary obligations. Additionally, the Special Committee may at any time prior to the Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement or the Merger if in the opinion of the Special Committee after consultation with its counsel the failure to so withdraw, modify, or change its recommendation and declaration would be inconsistent with its fiduciary obligations.

                  Section 7.3    Proxy Statement.

                  (a) Each of Parent and the Company shall cooperate and promptly prepare and the Company shall file as soon as practicable with the SEC under the Exchange Act a proxy statement with respect to the meeting of the stockholders of the Company to approve and adopt this Agreement and the transactions contemplated hereby (the "Proxy Statement"). The respective parties will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including Rule 13e-3. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                  (b) The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the date hereof.

                  (c) Each of Parent and the Company agrees that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) will comply as to form in all material respects with the provisions of the Exchange Act.

                  (d) As soon as practicable after the date of this Agreement, Parent, Merger Sub and the Company shall file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 ("Schedule 13E-3"), with respect to the Merger. Each of the parties hereto agrees to use its reasonable best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Schedule 13E-3. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading.

                  Section 7.4 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  Section 7.5 Consents. Each of the Company and Parent shall cooperate, and use its reasonable best efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement.

                  Section 7.6 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

                  Section 7.7    Indemnification; Insurance.

                  (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company or any Subsidiary thereof (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, with respect to matters occurring through the Effective Time, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Parent shall cause the Surviving Corporation to pay, as incurred, the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and (ii) Parent shall cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, the Surviving Corporation shall not be liable for any settlement effected without its written consent, and provided further that the

Surviving Corporation shall not be obligated pursuant to this Section 7.7 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the opinion of counsel for any of the Indemnified Parties, there is a conflict of interests between two or more of such Indemnified Parties.

                  (b) The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation and bylaws of the Company with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Action pending or asserted within such period shall continue until the disposition of such Action.

                  (c) For a period of six years after the Effective Time, Parent shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by Parent's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance, with respect to matters occurring through the Effective Time; provided that Parent shall not be required to pay annual premiums in excess of the last annual premium paid by Parent prior to the date hereof, but in such case shall purchase as much coverage as reasonably practicable for such amount.

                  (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company, under the DGCL, under indemnity agreements with the Company existing on the date hereof or otherwise. The provisions of this Section 7.7 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

                                   ARTICLE 8

                                  CONDITIONS

                  Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) This Agreement and the Merger shall have been adopted and approved by the affirmative vote of (i) holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon and
(ii) holders of a majority of the issued and outstanding shares of Company Common Stock not owned, directly or indirectly, by Parent that are entitled to vote thereon and that are voting for or against the matter in person or by proxy at the meeting of stockholders of the Company called for such purpose.

                  (b) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to use its reasonable best efforts to have any such decree, order or injunction lifted or vacated; and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the Merger.

                  Section 8.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Parent shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date), and the Company shall have received a certificate of the Parent, executed on its behalf by its President or a Vice President of Parent, dated the Closing Date, certifying to such effect.

                  (b) At any time after the date of this Agreement, there shall not have been any event or occurrence that has had or is likely to have a Parent Material Adverse Effect.

                  (c) At the time of the mailing of the Proxy Statement to the stockholders of the Company and at the Effective Time, Schroder & Co. Inc. shall not have withdrawn the Fairness Opinion.

                  Section 8.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date), and Parent shall have received a certificate of the Company, executed on its behalf by its President or a Vice President of the Company, dated the Closing Date, certifying to such effect.

                  (b) At any time after the date of this Agreement, there shall not have been any event or occurrence that has had or is likely to have a Company Material Adverse Effect.

                                   ARTICLE 9

                                  TERMINATION

                  Section 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of the Company and Parent.

                  Section 9.2 Termination by Parent or the Company. This Agreement may be terminated by Parent or the Company if:

                  (a) a meeting (including adjournments and postponements) of the Company's stockholders for the purpose of obtaining the approvals required by Section 8.1(a) shall have been held and such stockholder approvals shall not have been obtained; or

                  (b) a court of competent jurisdiction (U.S. or foreign) or a U.S. or foreign governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used its reasonable best efforts to remove such injunction, order or decree.

                  Section 9.3 Termination by the Company. This Agreement may be terminated prior to the Effective Time, by action of the Board of Directors of the Company, if (i) there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Parent by the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 9.3 shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the condition set forth in Section 8.3(a) shall not be satisfied.

                  Section 9.4 Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time, by action of the Board of Directors of Parent, if:

                  (a) (i) there has been a breach by the Company of any representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 9.4(a) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.2(a) shall not be satisfied; or

                  (b) the Board of Directors of the Company or the Special Committee shall have withdrawn or materially modified, in a manner adverse to Parent, its approval or recommendation of the Merger, or resolved to do so.

                  Section 9.5 Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Section 7.4 and except for the provisions of Sections 10.3, 10.4, 10.6, 10.8, 10.9, 10.11 and 10.12, provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement and all rights and remedies of such nonbreaching party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved.

                  Section 9.6 Extension; Waiver. At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE 10

                              GENERAL PROVISIONS

                  Section 10.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Article 4, in Sections 7.4 and 7.7 and this Article 10 shall survive the Merger.

                  Section 10.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                  (a) if to Parent or Merger Sub:

                          John Wood Group PLC
                          John Wood House
                          East Tullos
                          Greenwell Road
                          Aberdeen, Scotland
                          AB12 3AX
                          Attention: General Counsel
                          Facsimile: 011-44-1-224-851-110

                      with a copy to:

                          J. David Kirkland, Jr., Esq.
                          Baker Botts L.L.P.
                          One Shell Plaza
                          910 Louisiana
                          Houston, Texas  77002-4995
                          Facsimile:  (713) 229-1522

                  (b) if to the Company:

                          ERC Industries, Inc.
                          1441 Park Ten Boulevard
                          Houston, Texas 77084
                          Attention: President
                          Facsimile: (281) 398-8086

                      with a copy to:

                          Bryce D. Linsenmayer
                          Haynes and Boone, LLP
                          1000 Louisiana, Suite 4300
                          Houston, Texas 77002-5012
                          Facsimile:  (713) 547-2600

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

                  Section 10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 4 and Section 7.7, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Article 4 and Section 7.7 may be enforced by the beneficiaries thereof.

                  Section 10.4 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                  Section 10.5 Amendments. This Agreement may be amended by the parties hereto (in the case of the Company, only if authorized by the Special Committee), at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company and Parent hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

                  Section 10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                  Section 10.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

                  Section 10.9   Interpretation.

                  In this Agreement:

                  (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

                  (b) The phrase "to the knowledge of" and similar phrases relating to knowledge of the Company or Parent, as the case may be, shall mean the actual knowledge of its executive officers.

                  (c) "Company Material Adverse Effect" shall mean a material adverse effect or change on (a)athe business or financial condition of the Company and its Subsidiaries on a consolidated basis, except for such changes or effects in general economic, capital market, regulatory or political conditions or changes that affect generally the energy services industry, or (b)athe ability of the Company to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing.

                  (d) "Parent Material Adverse Effect" shall mean a material adverse effect or change on the ability of Parent to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing.

                  Section 10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                  Section 10.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

                  Section 10.12 Obligation of Parent. Whenever this Agreement requires Merger Sub (or its successors) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the performance thereof.

                  Section 10.13 Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner; provided, however, that for purposes of this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be deemed a Subsidiary of Parent.

                  Section 10.14 Action by the Company. Any action permitted to be taken by the Company pursuant to Article VIII or IX shall be taken only if authorized by the Special Committee prior thereto.

                  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                              JOHN WOOD GROUP PLC

                                              By: /s/ Wendell Brooks
                                                 --------------------------
                                              Name:  Wendell Brooks
                                              Title: Director


                                              ERC ACQUISITION, INC.

                                              By: /s/ Wendell Brooks
                                                 --------------------------
                                              Name:  Wendell Brooks
                                              Title: President


                                              ERC INDUSTRIES, INC.

                                              By: /s/ Alan Senn
                                                 --------------------------
                                              Name:  Alan Senn
                                              Title: President

                                                                      APPENDIX B

                      [LETTERHEAD OF SCHRODER & CO. INC.]


February 17, 2000

Special Committee of the Board of Directors
ERC Industries, Inc.
1441 Park Ten Boulevard
Houston, TX  77084

Gentlemen:

We understand that John Wood Group, PLC (the "Wood Group") intends to enter into an Agreement and Plan of Merger (the "Merger Agreement") with ERC Industries, Inc. ("ERCI") pursuant to which a wholly owned subsidiary of the Wood Group will merge with and into ERCI with each outstanding share of common stock, par value $0.01 per share ("Common Stock"), of ERCI (other than shares of Common Stock held in treasury or owned by the Wood Group or any of its wholly owned subsidiaries and dissenting shares ("Excluded Shares")) to be converted into the right to receive $1.60 per share in cash (the "Merger Consideration").

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Common Stock (other than Excluded Shares) in the Merger (the "Opinion"). It is understood that the Opinion shall be used by you solely in connection with your consideration of the fairness of the Merger Consideration and for no other purpose, and that you will not furnish the Opinion or any other material prepared by Schroder & Co. Inc. ("Schroders") to any other person or persons or use, or refer to, the Opinion for any other purpose, without Schroders' prior written approval. Schroders understands and agrees that its Opinion may be referred to and reproduced in full in any proxy statement mailed to shareholders of ERCI, provided that the disclosure of the Opinion shall be subject to Schroders' review and consent, which consent shall not be unreasonably withheld.

Schroders, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes.

Our Opinion does not address ERCI's underlying business decision to effect the Merger. In addition, our Opinion does not address whether the Wood Group or any other party would be willing to pay consideration in excess of the Merger Consideration for the Common Stock. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Merger. In rendering this Opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft we have examined, and that the Merger will be consummated on the terms set forth in the Merger Agreement. We have further assumed that the Merger will comply with applicable United States, foreign, federal and state laws.

In connection with our Opinion set forth herein, we have, among other things:

(i) reviewed ERCI's Annual Reports on Form 10-K filed with the Securities Exchange Commission for the fiscal year ended December 31, 1998, including the financial statements for the twelve month period ended December 31, 1997; and its Quarterly Report on Form 10-Q for the nine month period and quarter ended September 30, 1999, including the financial statements for the nine month period and quarter ended September 30, 1998;

(ii) reviewed ERCI management's estimates of financial performance for the year ended December 31, 1999, including any non-recurring items;

(iii) reviewed certain projected financial information prepared by management of ERCI for the years 2000E to 2004E;

(iv) reviewed ERCI management's estimates of the application and expiration of the net operating loss in the years 1999E to 2004E;

(v)    reviewed certain publicly available information concerning ERCI;

(vi) conducted discussions with the Chairman of the Special Committee and senior management of ERCI concerning the Merger, ERCI's historical financial results and projected financial information as presented and described in clauses (i), (ii), (iii) and (iv) above;

(vii) performed various financial analyses, as we deemed appropriate, of ERCI using generally accepted analytical methodologies, including: (a) a discounted cash flow analysis utilizing the projections referred to in clauses (iii) and (iv); (b) the application to the financial results of ERCI of the public trading multiples of companies which we deemed comparable to ERCI; (c) the application to the financial results of ERCI of the multiples reflected in relevant mergers and acquisitions for businesses which we deemed comparable to ERCI; and (d) the application to the share price of ERCI of the average equity premiums paid in remaining interest acquisitions where the acquirer held an existing control position;

(viii) reviewed the historical trading prices and volumes of the Common Stock on the NASDAQ National Market System from January 1, 1996 to February 16, 2000;

(ix) reviewed the draft Merger Agreement as distributed on February 4, 2000, including the form of agreements attached thereto as exhibits; and

(x) performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

In our review and analysis and in formulating our Opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by ERCI (including the estimates and projected financial information described in clauses (ii), (iii) and (iv) above) or obtained by us from other sources, and upon the assurance of ERCI's management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have not attempted to independently verify any of such information. We have not undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of ERCI, nor have we been furnished with any such appraisals. With respect to the estimates and projected financial information (as described in clauses (ii)
(iii) and (iv) above), we have been advised by ERCI, and we have assumed, without independent verification or investigation, that they have been reasonably prepared and reflect the best estimates of management of ERCI. In connection with our engagement, we were not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of ERCI.

Our Opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated by us on the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion which may come or be brought to our attention after the date of the Opinion unless specifically requested to do so.

Our Opinion is provided to the Special Committee of the Board of Directors of ERCI only and does not constitute a recommendation as to any action any shareholder of ERCI should take in connection with the Merger or any aspect thereof or alternative thereto. Without limitation to the foregoing, this letter does not constitute a recommendation to any shareholder with respect to whether to vote in favor of the Merger, and should not be relied upon by any shareholder as such. In rendering our Opinion, we have not been engaged as an agent or fiduciary of ERCI's shareholders or of any other third party. Our Opinion relates solely to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Common Stock (other than Excluded Shares) pursuant to the Merger.

We have been engaged to render this Opinion to the Special Committee of the Board of Directors of ERCI in connection with the Merger and will receive a fee for such services. In addition, ERCI has agreed to indemnify us for certain liabilities that may arise out of the rendering of this Opinion. We bring to your attention that Schroders has provided investment banking services for both ERCI and the Wood Group in the past, and is presently engaged to provide investment banking services to an affiliate of the Wood Group. In the ordinary course of our business, we may trade in the securities of ERCI and/or any other affiliate of the Wood Group for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to all the foregoing, we are of the opinion, that, as of the date hereof, the Merger Consideration to be paid to the holders of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

                                    Very truly yours,

                                    SCHRODER & CO. INC.


                                    By:  /s/ Schroder & Co.Inc.
                                         ----------------------

                      [LETTERHEAD OF SCHRODER & CO. INC.]


March 28, 2000

Special Committee of the Board of Directors
ERC Industries, Inc.
1441 Park Ten Boulevard
Houston, TX  77084

Members of the Special Committee:

     As of February 17, 2000, Schroder & Co. Inc. ("Schroders") delivered to you a fairness opinion (the "Fairness Opinion"), which is incorporated herein by this reference, as investment bankers as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of ERC Industries, Inc. Common Stock in the Transaction with John Wood Group, PLC.

     You have requested that Schroders confirm that the opinion set forth in the Fairness Opinion remains true and correct as of the date hereof. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Fairness Opinion.

     Schroders hereby confirms, subject to and based on all of the assumptions, limitations and qualifications set forth in the Fairness Opinion and such other updated and/or additional information that Schroders believed was necessary or appropriate to render this letter, that Schroders is of the opinion, as investment bankers, that, as of the date hereof, the Merger Consideration to be received by the holders of ERC Industries, Inc. Common Stock in the Transaction is fair to such holders from a financial point of view.

     This letter may be reproduced in full in the Proxy Statement of ERC Industries, Inc. pertaining to the Transaction.

                                    Very truly yours,

                                    SCHRODER & CO. INC.


                                    By:  /s/ Schroder & Co.Inc.
                                         ----------------------

                                                                      APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
     (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

              a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

              b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

              c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

              d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to (S)228 or
     (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                REVOCABLE PROXY
                              ERC INDUSTRIES, INC.
                        Special Meeting of Stockholders
                                       , 2000

  The undersigned acknowledges receipt of the Notice of Special Meeting of
Stockholders and Proxy Statement dated      , 2000. Wendell R. Brooks and James
E. Klima, each with full power of substitution, and acting alone, are hereby constituted proxies of the undersigned and authorized to attend the Special Meeting of Stockholders of ERC Industries, Inc. (the "Company") to be held at the headquarters of Wood Group Pressure Control, 1441 Park Ten Boulevard,
Houston, Texas on      , 2000 at    .m., Houston Time, or any adjournment of
such meeting, and to represent and vote all shares of common stock of the Company that the undersigned is entitled to vote.

1. Approval and adoption of
   the Agreement and Plan         FOR   AGAINST   ABSTAIN
   of Merger, dated as of           [_]      [_]      [_]
   March 29, 2000, by and
   among the Company, John
   Wood Group PLC and ERC
   Acquisition, Inc., and
   the transactions
   contemplated thereby.

  This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.

                (Continued, and to be signed, on the other side)
  This proxy is solicited on behalf of the Board of Directors. This proxy will be voted in accordance with the instructions specified above and, in the absence of such specifications, will be voted "FOR" Item 1. If any other business properly comes before the meeting or any adjournment thereof, this proxy will be voted in the discretion of the proxies named herein.

  Please mark, sign, date and return this proxy promptly using the enclosed envelope.

                                       Dated:__________________________________

                                       ----------------------------------------
                                       (Signature)

                                       ----------------------------------------
                                       (Signature)

                                       ----------------------------------------
                                       (Printed Name)
                                       Please sign exactly as your stock is
                                       registered. Joint owners should each
                                       sign personally. Executors,
                                       administrators, trustees, etc. should
                                       so indicate when signing.